As filed with the Securities and Exchange Commission on March 21, 2000
--------------------------------------------------------------------------------
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                             STARWOOD FINANCIAL INC.
             (Exact name of Registrant as specified in its charter)

            Maryland                                            95-6881527
(State of other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)
                               ---------------------------

                     1114 AVENUE OF THE AMERICAS, 27TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 930-9400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ---------------------------

                                  JAY SUGARMAN
                             CHIEF EXECUTIVE OFFICER
                             STARWOOD FINANCIAL INC.
                       1114 AVENUE OF AMERICAS, 27TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 930-9400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           ---------------------------

                                    COPY TO:
                                JAMES B. CARLSON
                              MAYER, BROWN & PLATT
                                  1675 BROADWAY
                               NEW YORK, NY 10019
                                 (212) 506-2500
                           ---------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                          ---------------------------


                                                CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                                       Proposed Maximum
             Title of Each Class of                  Amount To        Aggregate Offering           Amount of
          Securities to be Registered              Be Registered          Price (2)           Registration Fee (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share (3).....        66,295,152(1)   $1,127,017,584              $297,533
Warrants to purchase common stock (4)...........         6,000,000
-------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares of common stock as may be issued to prevent dilution of the shares of common stock concerned hereby resulting from stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the average of the high and low prices of the shares of common stock of Starwood Financial Inc. on the New York Stock Exchange on March 14, 2000.
(3) Includes such shares of common stock issuable upon the exercise of warrants and options.
(4) The warrants entitle the holders to purchase an aggregate of 6,113,165 shares of common stock.

                           ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE  INFORMATION  IN THIS  PROSPECTUS  IS NOT COMPLETE  AND MAY BE CHANGED.  THE
PARTICIPATING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHERE THE OFFER OR SALE IS NOT PERMITTED PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                   Subject to Completion, Dated March 21, 2000

                                   PROSPECTUS


                             STARWOOD FINANCIAL INC.



                        66,295,152 SHARES OF COMMON STOCK
                               6,000,000 WARRANTS

This prospectus relates to the offer and sale of up to 66,295,152 shares of our common stock (of which 8,546,646 are issuable upon exercise of warrants and options) and 6,000,000 warrants. These securities may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest, subject to compliance with agreements restricting sales by some of the securityholders. See "Participating Securityholders." The Company will not receive any of the proceeds from the sale of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in the securities entails certain material risks and uncertainties that should be considered. See "RISK FACTORS" on page 7 of this prospectus.

                               TABLE OF CONTENTS
                                                                                                               Page

WHERE YOU CAN FIND MORE INFORMATION...............................................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................3
FORWARD-LOOKING STATEMENTS .......................................................................................4
THE COMPANY.......................................................................................................6
             The Company..........................................................................................6
             Recent Developments..................................................................................6
RISK FACTORS......................................................................................................7
             We Are Subject To Real Estate Investment Risks.......................................................7
             We Are Subject to Risks Relating to our Credit Tenant Lease Business.................................7
             Our Growth is Dependent on Leverage, which May Create Other Risks....................................8
             We Face a Risk of Liability under Environmental Laws.................................................9
             Certain Provisions in Our Charter May Inhibit a Change in Control....................................9
             Adverse Changes in General Economic Conditions Can Adversely Affect Our Business....................10
             We May Be Subject to Adverse Consequences if We Fail to Qualify as a Real Estate
                  Investment Trust...............................................................................10
             Tax-Exempt Shareholders May Be Subject to Taxation..................................................10
             We May Be Unable to Integrate Our Leasing Subsidiary Successfully...................................11
             The Ownership of the Company is Concentrated........................................................12
             We Are Prohibited From Making Certain Investments...................................................12
USE OF PROCEEDS..................................................................................................12
PRICE RANGE OF SHARES AND DISTRIBUTIONS..........................................................................13
PARTICIPATING SECURITYHOLDERS ...................................................................................14
CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND
THE PARTICIPATING SECURITYHOLDERS ...............................................................................17
PLAN OF DISTRIBUTION.............................................................................................18
DESCRIPTION OF SECURITIES TO BE REGISTERED.......................................................................19
             Common Stock........................................................................................19
             Description of Warrants.............................................................................20
FEDERAL INCOME TAX CONSIDERATIONS................................................................................21
             Taxation of the Company.............................................................................22
             Taxation of Securityholders.........................................................................30
             Other Tax Considerations............................................................................33
LEGAL MATTERS ...................................................................................................35
EXPERTS..........................................................................................................35

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy or information statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect and copy reports, proxy or information statements and other information about us at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance, reference is made to the copy of such contract or document so filed, each such statement being qualified in all respects by such reference. For further information about us and the securities, please see the registration statement and exhibits thereto.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which were filed by Starwood Financial Trust, our predecessor, and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Participating Securityholders sell all the securities being offered or this offering is otherwise terminated:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended.

          2. Current Reports on Form 8-K dated June 22, 1999, July 15, 1999 and November 9, 1999.

          3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

          4. The description of the shares of common stock contained in the Registration Statement on Form 8-A filed on October 5, 1999.

         You may request a copy of these filings, at no cost, by writing to us at Starwood Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036; Attention: Investor Relations, telephone number 212-930-9400.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No one is making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

         Except as the context may otherwise require, when we refer to "SFI," "the Company," "we," "us" or "our" in this prospectus, we mean Starwood Financial Inc. and its predecessors, consolidated subsidiaries and joint ventures.

                           FORWARD-LOOKING STATEMENTS

         We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about the company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause the company's actual results, performances or achievements to be materially different from the forward- looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

          1. The success or failure of our efforts to implement our current business strategy.

          2. Economic conditions generally and in the commercial real estate and finance markets specifically.

          3.   The performance and financial condition of borrowers and tenants.

          4. The actions of our competitors and our ability to respond to those actions.

          5. The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, and general market conditions.

          6. Changes in governmental regulations, tax rates and similar matters.

          7. Legislative and regulatory changes (including changes to laws governing the taxation of REITs).

          8. Other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

         We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

                                   THE COMPANY

THE COMPANY

         We are the largest publicly-traded finance company in the United States focused exclusively on commercial real estate. We provide, originate and acquire structured mortgage, mezzanine and lease financing for our commercial properties in major metropolitan markets nationwide. We provide real estate borrowers and corporate customers with innovative, custom-tailored solutions to their structured financing needs.

         Our investment strategy targets specific sectors of the real estate credit markets in which we believe we have a competitive advantage, thereby creating pricing power and maximizing risk-adjusted returns. As a result of our recent merger with TriNet Corporate Realty Trust, Inc. ("TriNet"), we have expanded the focus of our credit tenant lease business to complement our overall investment philosophy through innovative lease structures, efficient use of leverage, credit enhancement instruments, better risk allocation, and by focusing on market inefficiencies.

RECENT DEVELOPMENTS

         On November 3, 1999, we changed our form of organization from a Maryland real estate investment trust to a corporation and eliminated our dual share structure through a merger of Starwood Financial Trust, or "SFT," with and into the Company. In this merger, each issued and outstanding: (1) SFT Class A Share of beneficial interest was converted into one share of our common stock;
(2) SFT Class B Share of beneficial interest was converted into one forty-ninth of one share of our common stock; and (3) 9.5% Series A Preferred Share of SFT was converted into one share of our 9.5% Series A Preferred Stock.

         On November 4, 1999, we completed the TriNet merger, through which a wholly owned subsidiary of the Company was merged with and into TriNet (following the TriNet merger, the "Leasing Subsidiary"). In the TriNet merger, each issued and outstanding share of: (1) common stock of the Leasing Subsidiary was converted into 1.15 shares of our common stock; (2) 9.375% Series A Preferred Stock of the Leasing Subsidiary was converted into one share of our 9.375% Series B Preferred Stock; (3) 9.2% Series B Preferred Stock of the Leasing Subsidiary was converted into one share of our 9.2% Series C Preferred Stock; and (4) 8.0% Series C Preferred Stock of the Leasing Subsidiary was converted into one share of our 8.0% Series D Preferred Stock.

         In addition, on November 4, 1999, through a merger and contribution of interests referred to as the "Advisor Transaction," we acquired Starwood Financial Advisors, L.L.C., our external adviser, or the "Advisor." As a result of the Advisor Transaction, we have become a completely self-managed and self-advised company.

                                  RISK FACTORS

         This section describes some, but not all, of the risks of purchasing our common stock and warrants. You should carefully consider these risks, in addition to the other information contained in this prospectus or incorporated by reference, before purchasing any of the securities offered hereby. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

WE ARE SUBJECT TO REAL ESTATE INVESTMENT RISKS

         Our real estate finance business is subject to risks, including the following:

          1. Defaults by borrowers on non-recourse loans where underlying property values fall below the loan amount.

          2.   Costs and delays associated with the foreclosure process.

          3.   Borrower bankruptcies.

          4. Possible unenforceability of loan terms, such as prepayment provisions.

          5. Acts or omissions by owners or managers of the underlying real estate.

          6.   Borrower defaults on debt senior to our loans, if any.

          7. Where debt senior to our loans exists, the presence of intercreditor arrangements limiting our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers.

          8.   Lack of control over the underlying asset prior to a default.

         The risks described above could impact our ability to realize on our collateral or collect expected amounts on account of our portfolio. Where applicable, these risks could also require us to expend funds in order to protect our position as a subordinated lender. For example, we may determine that it is in our interests to expend funds to keep a more senior lender current on our obligations or to purchase a senior lender's position. Unanticipated costs may also be incurred by us after a foreclosure. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value.

WE ARE SUBJECT TO RISKS RELATING TO OUR CREDIT TENANT LEASE BUSINESS

         Our credit tenant lease business is subject to risks, including the following:

          1. Lease expirations may result in reduced revenues if prevailing market rents at the time of such expirations are less than the contractual rents under the expiring leases. In addition, if tenants under expiring leases elect not to renew their leases, we could experience long vacancy periods and incur substantial capital expenditures in order to obtain replacement tenants. As of December 31, 1999, the percentage of our assets that are subject to expiring leases during each year from 2000 through 2004 is as follows:

                                 2000             3.9%
                                 2001             9.8%
                                 2002            11.4%
                                 2003            12.0%
                                 2004            12.9%

          2. Lease defaults by one or more significant tenants or lease terminations by tenants following events of casualty or takings by eminent domain could result in long vacancy periods and require us to incur substantial capital expenditures in order to obtain replacement tenants. In addition, there can be no assurance that the rents received from replacement tenants will be equal to the rents received from the defaulting or terminating tenants. As of December 31, 1999, 20.8% of our annualized operating lease revenues were derived from our five largest tenants.

          3.   Illiquidity of ownership interests in real property.

          4.   Risks  associated  with  joint  ventures,  such  as  lack of full
               management   control   over  venture   activities   and  risk  of
               non-performance by venture partners.

          5. Possible need for significant tenant improvements, including conversions of single tenant buildings to multi-tenant buildings.

          6.   Competition from newer, more updated buildings.

         Factors 1, 2, 5 and 6 would likely have negative impacts on our net income. Factors 3, 4 and 5 may decrease our flexibility to vary our portfolio and investment strategy promptly to respond to changes in market conditions.

OUR GROWTH IS DEPENDENT ON LEVERAGE, WHICH MAY CREATE OTHER RISKS

         Our success is dependent, in part, upon our ability to grow our portfolio of invested assets through the use of leverage. We currently intend to leverage our portfolio primarily through secured and unsecured borrowings. Our ability to obtain the leverage necessary for execution of our business plan will ultimately depend upon our ability to maintain interest coverage ratios meeting market underwriting standards that will vary according to lenders' assessments of our creditworthiness and the terms of the borrowings.

         The percentage of leverage used will vary depending on our estimate of the stability of the portfolio's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, we may reduce the amount of our leverage.

         Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. We will leverage assets only when there is an expectation that it will enhance returns, although there can be no assurance that our use of leverage will prove to be beneficial. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

         We and our subsidiaries are parties to agreements and debt instruments that restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in our financial condition, these agreements or debt instruments could restrict our ability to pay dividends. Moreover, if we fail to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in our debt instruments or otherwise, we may lose our status as a REIT. For more information regarding the consequences of loss of REIT status, please read the risk factor entitled "We May Be Subject to Adverse Consequences if We Fail to Qualify as a Real Estate Investment Trust."

WE FACE A RISK OF LIABILITY UNDER ENVIRONMENTAL LAWS

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos- containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.

CERTAIN PROVISIONS IN OUR CHARTER MAY INHIBIT A CHANGE IN CONTROL.

         Generally, to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Internal Revenue Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under our charter, no person may own more than 9.8% of the outstanding shares of stock, with some exceptions. The restrictions on transferability and ownership may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the securityholders.

         Our Board of Directors is divided into two classes. Directors of each class are chosen for two-year staggered terms. Staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control, even though a tender offer or change in control might be in the best interest of our securityholders. Our charter authorizes our Board of Directors:

          1. To cause us to issue additional authorized but unissued shares of common or preferred stock.

          2. To classify or reclassify, in one or more series, any of our unissued preferred shares.

          3. To set the preferences, rights and other terms of any classified or reclassified securities that we issue.

ADVERSE CHANGES IN GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT OUR BUSINESS

         Our success is dependent upon the general economic conditions in the geographic areas in which a substantial number of our investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which we conduct substantial business likely would have an adverse effect on real estate values, interest rates and, accordingly, our business.

WE MAY BE SUBJECT TO ADVERSE CONSEQUENCES IF WE FAIL TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

         We intend to operate so as to qualify as a real estate investment trust for federal income tax purposes. We have received an opinion of our legal counsel that, based on certain assumptions, representations and an opinion of another law firm delivered to us last year described in "Federal Income Tax Consequences," our existing legal organization and our actual and proposed method of operation described in this prospectus, as set forth in our organizational documents and as represented by us to our counsel, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code in the ordinary course of our actual and proposed operations. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or any court. The real estate investment trust qualification opinion only represents the view of our counsel based on such counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and our qualification as a real estate investment trust will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. See "Federal Income Tax Consequences--Taxation of the Company."

         If we were to fail to qualify as a real estate investment trust for any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax, including any applicable minimum tax, on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a real estate investment trust for the four subsequent taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the real estate investment trust election. See "Federal Income Tax Consequences."

         Even if we qualify as a real estate investment trust for federal income tax purpose, we may be subject to certain state and local taxes on our income and property, and may be subject to certain federal taxes. See "Federal Income Tax Consequences--Taxation of the Company."

TAX-EXEMPT SHAREHOLDERS MAY BE SUBJECT TO TAXATION

         The Internal Revenue Service (the "IRS") has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions to a shareholder of a real estate investment trust that is a tax-exempt entity should not constitute UBTI, provided that:

          1. The tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code.

          2. The shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity.

          3. The real estate investment trust does not hold a residual interest in a real estate mortgage investment conduit ("REMIC") that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Internal Revenue Code.

          However, because we may invest in certain classes of REMICs that are designated as the residual interest in the related REMIC (a "REMIC residual interest"), any dividends received by a shareholder that is a tax-exempt entity that are allocable to Excess Inclusion income (as defined below) will be treated as UBTI. Certain taxable income produced by REMIC residual interests may cause our shareholders to suffer certain adverse tax consequences. See "Federal Income Tax Consequences."

         If any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT: (1) that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of securities of the REIT; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

         We do not expect that we will be a "pension-held REIT." However, notwithstanding our current belief that we will not be a "pension-held REIT," no assurance can be given that we will not become a "pension-held REIT" in the future.

         If we were to become a "pension-held REIT" in the future and were to acquire investments using debt, or otherwise were to engage in a transaction resulting in UBTI, determined as though we were a qualified pension plan, any qualified pension plan owning 10% or more of our shares, by value, would have a portion of its dividend income from us taxed as UBTI. Even if we were not a "pension-held REIT," certain amounts received by a shareholder that is a tax-exempt entity may be treated as UBTI. See "Federal Income Tax Consequences."

WE MAY BE UNABLE TO INTEGRATE OUR LEASING SUBSIDIARY SUCCESSFULLY

         We acquired the Leasing Subsidiary with the expectation that the merger would create a combined company that would be able to operate efficiently. Achieving this anticipated result will depend in part on the efficient integration of our businesses. We are currently in the process of integrating our businesses and can provide no assurance that an efficient integration will occur.

THE OWNERSHIP OF THE COMPANY IS CONCENTRATED

         SOFI-IV SMT Holdings, L.L.C. ("SOFI-IV SMT"), B Holdings, L.L.C. ("BLLC") and Starwood Mezzanine Investors, L.P. ("Mezzanine") , or the "Starwood Affiliates", hold approximately 47.9%, 0.6% and 12.6%, respectively, of our outstanding shares of common stock. Starwood Capital Group, L.L.C. ("Starwood Capital") controls the general partner of Starwood Opportunity Fund IV, L.P., which in turn is the sole member and general manager of SOFI-IV SMT. In addition, entities that Starwood Capital may be deemed to control the co-general partners of Mezzanine and Starwood Capital is a member of BLLC and is affiliated with the other member of BLLC. As a result of their ownership interests in the Company, Starwood Capital and the Starwood Affiliates have the power to elect a majority of the members of our Board of Directors. Further, individuals that own interests (direct or indirect) in the Starwood Affiliates, including Barry Sternlicht, the Company's Chairman, Jay Sugarman, the Company's President and Chief Executive Officer and a director, and Jeffrey Dishner, Jonathan Eilian, Madison Grose and Merrick Kleeman, directors of the Company, own directly an aggregate of 4.1% and hold options to purchase an additional 1.1% of the Company's common stock, in addition to their interests in Starwood Capital and the Starwood Affiliates.

WE ARE PROHIBITED FROM MAKING CERTAIN INVESTMENTS

         We are prohibited from making certain types of investments as a result of restrictions and potential conflicts involving Starwood Capital and its affiliates. These restrictions may limit our flexibility in implementing our investment policy. Specifically, without the amendment, termination or waiver of provisions of certain non-competition agreements between Starwood Capital and Starwood Hotels & Resorts Worldwide, Inc., we are prohibited from:

          1. Making investments in loans collateralized by hotel assets where it is anticipated that the underlying equity will be acquired by the debt holder within one year from the acquisition of such debt.

          2. Acquiring equity interests in hotels (other than acquisitions of warrants, equity participations or similar rights incidental to a debt investment or that are acquired as a result of the exercise of remedies in respect of a loan in which we have an interest).

          3. Selling or contributing to or acquiring any interests in Starwood Hotels & Resorts Worldwide, Inc., including debt positions or equity interests obtained by us under, pursuant to or by reason of the holding of debt positions.

                                 USE OF PROCEEDS

         The Participating Securityholders shall receive all of the proceeds from selling the Securities offered hereby. See "Participating Securityholders." The Company will not receive any of the proceeds.


                     PRICE RANGE OF SHARES AND DISTRIBUTIONS

         The shares of common stock are listed on the New York Stock Exchange under the symbol "SFI." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share for our common stock, which is listed on the NYSE and for Class A Shares of SFT, which were listed on the American Stock Exchange. The table also sets forth distributions to holders of such shares during the same period.


                                             PRICE
            PERIOD                     HIGH           LOW      DISTRIBUTIONS
            ------                   --------------------      -------------
1999
-----
Fourth Quarter                       $27.625      $16.6875       $0.57
Third Quarter                        $76.00       $27.875        $0.44
Second Quarter                       $66.50       $31.625        $0.43
First Quarter                        $63.50       $42.50         $0.42

1998
----
Fourth Quarter                       $80.25       $45.25         $0.41
Third Quarter                        $59.25       $35.25         $0.38
Second Quarter                       $56.00       $26.25         $0.35
First Quarter                        $36.75       $27.375        $0.00


         During the fourth quarter of 1999, we issued a dividend of 999,758 shares of common stock to our shareholders on a pro rata basis. During the second quarter of 1998, we declared a one-for-six reverse stock split. The high and low prices set forth in the table have been adjusted to reflect the reverse stock split.

         The warrants are not listed for trading and holders are not entitled to receive distributions.

         In order to remain qualified as a REIT, we must make annual distributions to our shareholders of at least 95%, or 90% for taxable years beginning after December 31, 2000, of our taxable income (which does not include net capital gains). Thus, we intend to continue to pay regular quarterly dividends. Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. In such event, we would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distributions necessary to retain our qualification as a REIT for federal income tax purposes. Distributions will be determined by our Board of Directors and will depend on a number of factors, including the amount of cash flow from operations, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. Under the terms of the Leasing Subsidiary's current credit facilities, the Leasing Subsidiary is generally permitted to make cash distributions to us on an annual basis in an amount equal to 85% of the cash flow from operations (as defined) in any rolling four quarter-period.


                          PARTICIPATING SECURITYHOLDERS

         This prospectus relates to the offer and sale for the account of the Participating Securityholders from time to time of an aggregate of up to 66,295,152 shares of common stock and up to 6,000,000 warrants, as adjusted. There is no assurance that the Participating Securityholders will sell any or all of the shares of common stock, warrants or options.

         Some of the Participating Securityholders are parties to agreements that restrict their ability to sell shares of common stock even though those shares of common stock have been registered with the SEC. In connection with the acquisition of the Leasing Subsidiary, each of SOFI-IV SMT, Mezzanine and BLLC executed lock-up agreements in which they agreed, subject to customary exceptions (including pledges to lenders):

          1. Not to transfer or encumber any shares of common stock during the first six months after November 4, 1999 (the closing date of the acquisition), other than 5% of such holdings that may be transferred in any manner, 20% that may be transferred in connection with public offerings by us and 30% that may be transferred in off-market transactions (all shares of common stock transferred under any exemption also counting against the amount transferable under the other two exemptions).

          2. Not to transfer or encumber any shares of common stock during the second six months after the closing of the acquisition, other than one third of the shares of common stock such shareholder held as of the six-month anniversary of the closing of the acquisition.

          3. Not to transfer or encumber any of our shares of common stock during the third six months after the closing of the acquisition, other than two thirds of the shares of common stock such shareholder held as of the six-month anniversary of the closing of the acquisition.

          4. Not to liquidate, dissolve or make distributions of the shares of common stock in respect of such shareholder's equity interest unless all persons or entities receiving the shares of common stock execute deeds of adherence to its lock-up agreement.

         In connection with the Advisor Transaction, each of the owners of interests in the Advisor, including Barry Sternlicht (our Chairman), Jay Sugarman (our President and Chief Executive Officer) and Spencer B. Haber (our Chief Financial Officer) and Starwood Capital, agreed, subject to customary exceptions:

          1. Not to transfer or encumber any shares of common stock they received in the Advisor Transaction during the 12 months after the closing of the transaction (which occurred on November 4, 1999).

          2. Not to liquidate, dissolve or make distributions of the shares of common stock in the combined company in respect of their equity interest unless all persons or entities receiving the shares of common stock execute deeds of adherence to its lock-up agreement.

         The following charts show, according to our records as of February 29, 2000, the number of shares of common stock and warrants beneficially owned by the Participating Securityholders and the number of shares of common stock and warrants being offered hereby:


                                                           Shares of Common Stock
                                                        Owned Prior to the Offering
                                                        ---------------------------
                                                    Number of                Percentage            Shares Being
          Participating Securityholder                Shares                of Class (1)             Offered
          ----------------------------                ------                --------                 -------
SOFI-IV SMT Holdings, L.L.C. and its direct
     and indirect partners......................     41,854,934              47.9%                  41,854,934
Starwood Mezzanine Investors, L.P. and its
     direct and indirect partners...............     10,962,886              12.6%                  10,962,886
Lazard Freres Real Estate Fund II, L.P.(2)......      3,031,519               3.4%                  3,031,519
Lazard Freres Real Estate Offshore Fund II,
     L.P.(2)....................................      1,916,999               2.1%                  1,916,999
Starwood Financial Advisors, L.L.C. and its
     transferees (3)............................      1,689,723               1.9%                  1,689,723
Barry S. Sternlicht.............................      1,536,887               1.8%                  1,536,887
Jay Sugarman(4).................................      1,284,632               1.5%                  1,284,632
LF Offshore Investment L.P.(2)..................      1,164,647               1.3%                  1,164,647
New York Financial Advisors, L.L.C. and its
     transferees (3)............................        764,145                *                      764,145
Jonathan Eilian(5)..............................        559,577                *                      559,577
B Holdings, L.L.C. and its direct and indirect
     partners...................................        545,518                *                      545,518
Merrick R. Kleeman(6)...........................        484,033                *                      484,033
Spencer B. Haber(7).............................        414,395                *                      414,395
Jeffrey G. Dishner(8)...........................        388,179                *                      388,179
W9/Reit Holdings Two, Inc. and its direct and
     indirect partners and shareholders.........        350,746                *                      350,746
Madison F. Grose(9).............................        276,362                *                      276,362
Jerome C. Silvey(10)............................        160,071                *                      160,071
Roger M. Cozzi(11)..............................        122,292                *                      122,292
James Babb(12)..................................         79,209                *                       79,209
Ellis Rinaldi (13)..............................         78,012                *                       78,012
Jeffrey Rosenthal (14)..........................         71,218                *                       71,218
Starwood Capital Group, L.L.C. and its direct
     and indirect partners......................          8,000                *                        8,000
*    Less than one percent.

(1) Based on 87,336,421 shares of common stock outstanding on February 29, 2000 (including shares that may have been repurchased).

(2) The shares owned by these securityholders are issuable upon the exercise of the warrants at an original exercise price of $35.00 per share, subject to anti-dilution adjustments. The warrants expire on December 15, 2005.
(3) The shares owned by this securityholder and its transferees are issuable upon the exercise of options at an original exercise price of $15.00 per share, subject to antidilution adjustments. The options expire on March 13, 2008.
(4) Includes shares issuable upon the exercise of options to purchase 509,430 shares of common stock.
(5) Includes shares issuable upon the exercise of options to purchase 127,357 shares of common stock.
(6) Includes shares issuable upon the exercise of options to purchase 127,357 shares of common stock.
(7) Includes shares issuable upon the exercise of options to purchase 254,715 shares of common stock.
(8) Includes shares issuable upon the exercise of options to purchase 127,357 shares of common stock.
(9) Includes shares issuable upon the exercise of options to purchase 84,581 shares of common stock.
(10) Includes shares issuable upon the exercise of options to purchase 50,943 shares of common stock.
(11) Includes shares issuable upon the exercise of options to purchase 42,452 shares of common stock.
(12) Includes shares issuable upon the exercise of options to purchase 41,943 shares of common stock.
(13) Includes shares issuable upon the exercise of options to purchase 40,754 shares of common stock.
(14) Includes shares issuable upon the exercise of options to purchase 41,943 shares of common stock.


                                                               Warrants Owned
                                                           Prior to the Offering
                                                           ---------------------
                                                    Number of                Percentage           Warrants Being
          Participating Securityholder              Warrants                  of Class               Offered
          ----------------------------              ---------                 --------               -------
Lazard Freres Real Estate Fund II, L.P..........    2,975,400              49.6%                    2,975,400
Lazard Freres Real Estate Offshore Fund II,
     L.P........................................    1,881,512              31.4%                    1,881,511
LF Offshore Investment L.P......................    1,143,088              19.1%                    1,143,088

         Because each of the Participating Securityholders may offer all or some of the securities pursuant to the offering made hereby, no estimate can be given as to the number of the securities that will be held by the Participating Securityholders after completion of the offering.

         We have prepared this prospectus to meet our obligations under certain agreements with the Participating Securityholders.

         On December 15, 1998, SFT sold 4,400,000 Series A Preferred Shares of beneficial interest and warrants to purchase 6,000,000 Class A Shares of beneficial interest pursuant to a Securities Purchase Agreement, dated as of December 15, 1998, by and among the Company, Lazard Freres Real Estate Fund II, L.P., a Delaware limited partnership ("Fund II"), Lazard Freres Real Estate Offshore Fund II, L.P., a Delaware limited partnership (the "Offshore Fund"), and LF Mortgage REIT, a Maryland real estate investment trust (the "Lazard Transaction"). Effective as of March 30, 1999, the Offshore Fund assigned warrants to purchase 1,143,088 Class A Shares of beneficial interest to LF Offshore Investment ("LF Offshore", and together with Fund II and the Offshore Fund, the "Lazard Investors"). The warrants, which were assumed by the Company in its merger with SFT, and are now exercisable for a total of 6,113,165 shares of common stock at an aggregate price of $210 million, became exercisable on December 15, 1999 subject to anti-dilution adjustments, and expire on December 15, 2005.

         Pursuant to an Investor Rights Agreement dated December 15, 1998 with the Lazard Investors and other parties named therein (the "Lazard Rights Agreement"), we are required to use our best efforts to file a registration statement covering the warrants and the shares of common stock issuable upon exercise of the warrants.

         On May 29, 1998, TriNet entered into the Amended and Restated Limited Liability Company Operating Agreement of W/9 TriNet Poydras, LLC with W9/Reit Holdings Two, Inc., Stone Street W9/TriNet Corp., Stone Street Real Estate Fund 1998, L.P. and Bridge Street Real Estate Fund 1998, L.P. (the "Whitehall

Parties") in connection with a venture that owns real property in New Orleans, Louisiana. Pursuant to the agreement, the Whitehall Parties were given the option to exchange their interests in the venture for common stock of TriNet upon any change of control of TriNet. This option became exercisable upon our merger with TriNet and the Whitehall Parties delivered notice of their desire to exchange on November 12, 1999. We issued 350,746 shares of common stock to the Whitehall Parties pursuant to the notice.

         Pursuant to a Registration Rights Agreement, dated March 16, 1998 between TriNet and the Whitehall Parties (the "Whitehall Rights Agreement"), which we assumed in the TriNet merger, we are required to file a registration statement on Form S-3 with respect to the shares of common stock held by the Whitehall Parties.

         The shares of common stock held by the Starwood Affiliates were acquired in a contribution transaction in March 1998 (the "Recapitalization"). The Starwood Affiliates are parties to a Registration Rights Agreement, dated March 13, 1998 (the "Affiliate Rights Agreement"), pursuant to which we are required to register the shares of common stock for resale by the Starwood Affiliates and their limited partners on a registration statement maintained with the SEC until such time as the Starwood Affiliates and their limited partners no longer own any shares of common stock.

         The shares of common stock held by the directors and officers and Starwood Capital were acquired: (1) through the Advisor Transaction; (2) through open market purchases; (3) through option grants; and (4) from distributions of the Starwood Affiliates and other affiliates. We are required to register the shares of common stock acquired pursuant to the Advisor Transaction pursuant to an Agreement and Plan of Merger and Interest Contribution Agreement, dated as of June 15, 1999 (the "Advisor Agreement").

         In addition, in each of the Lazard Rights Agreement, the Whitehall Rights Agreement, the Affiliate Rights Agreement and the Advisor Agreement, we have agreed to indemnify the Participating Securityholders and any broker or dealer to or through whom any of the securities are sold against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments a Selling Securityholder may be required to make in respect thereof.

                  CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND
                        THE PARTICIPATING SECURITYHOLDERS

         We have not had any material relationship with any of the Participating Securityholders since January 1, 1997, other than as set forth in this Section or under "Participating Securityholders."

         Messrs. Sternlicht, Sugarman, Haber, Dishner, Eilian, Grose, Kleeman, each of whom is a director and/or executive officer of the Company, received shares of common stock in the Advisor Transaction in exchange for their interests in our external advisor. Each of Messrs. Sternlicht, Sugarman, Haber, Dishner, Eilian, Grose and Kleeman has agreed that he will not sell any of the shares of common stock for the period of 12 months after the Advisor Transaction.

         Each of Messrs. Sternlicht, Sugarman, Dishner, Eilian, Grose and Kleeman has a direct or indirect economic interest in each of the Starwood Affiliates.

         On December 15, 1998, we purchased $248.5 million in mortgage and mezzanine loans from affiliates of the Lazard Investors. Pursuant to the Lazard Rights Agreement, the Lazard Investors are entitled to appoint one director to our Board of Directors as long as the Lazard Investors and certain of their affiliates are not "Competitors" (as defined in the Lazard Rights Agreement).

         On June 18, 1998, SFT granted options to purchase 2,493,842 Class A Shares of beneficial interest to Starwood Financial Advisors, L.L.C. (the "Advisor"), which we assumed in the merger with SFT. Pursuant to the Advisor Transaction, the Advisor became our subsidiary. Because of certain distributions by the Advisor and New York Financial Advisors, L.L.C. ("NYFA") and anti-dilution adjustments resulting from the share dividend issued in November 1999, the Advisor and its grantees currently possess options to purchase 1,689,723 shares of common stock and NYFA and its grantees possess options to purchase 764,145 shares of common stock.

         Mezzanine acquired 83,333 Class A Shares of beneficial interest of SFT for $6.00 a share on January 22, 1997 upon exercise of its rights under a warrant SFT had previously granted. In addition, SFT paid Mezzanine $25.5 million in cash and issued 25,857,999 Class A Shares of beneficial interest of SFT at a price of $15.00 per share in exchange for certain assets and issued Mezzanine 761,490 Class A Shares of beneficial interest of SFT in exchange for 4,568,944 units in APMT Limited Partnership on March 18, 1998.

         On March 18, 1998, Starwood Opportunity Fund IV, L.P., the sole member of SOFI-IV SMT was paid $324.3 million in cash and SOFI-IV SMT was issued 41,179,131 Class A Shares of beneficial interest of SFT at a price of $15.00 per share in exchange for certain assets.

                              PLAN OF DISTRIBUTION

         We are registering the securities on behalf of the Participating Securityholders and we will bear all costs, expenses and fees in connection with the registration of the securities. As used herein, "Participating Securityholder" includes donees and pledgees selling securities received from a named Participating Securityholder after the date of this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be borne by the Participating Securityholders. Except as may be set forth in any prospectus supplement, the Participating Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the Participating Securityholders.

         The Participating Securityholders may effect such transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Participating Securityholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Participating Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Participating Securityholder against certain liabilities, including liabilities arising under the Securities Act. The Participating Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Participating Securityholders are not expected to exceed normal selling expenses.

         Because Participating Securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the
Participating Securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Participating Securityholders that the anti- manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. The registration of the securities under the Securities Act shall not be deemed an admission by the Participating Securityholders or the Company that the Participating Securityholders are underwriters for purposes of the Securities Act of any securities offered pursuant to this Prospectus.

         Upon the Company being notified by a Participating Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing: (1) the name of each such participating securityholder and of the participating broker-dealer(s); (2) the number of securities involved; (3) the price at which such securities were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction. In addition, upon the Company being notified by a Participating Securityholder that a donee or pledgee intends to sell more than 500 shares of common stock or warrants, a supplement to this prospectus will be filed.

         The securities may be sold or distributed in a variety of ways, including:

          1. Block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction.

          2. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus.

          3.   Exchange   distributions   and/or   secondary   distributions  in
               accordance with the rules of the NYSE.

          4. Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

          5.   Sales in the over-the-counter market.

          6.   Through short sales of securities.

          7. Pro rata distributions in the ordinary course of business or as part of the liquidation and winding up of the affairs of the Participating Securityholders.

          8.   Privately negotiated transactions.

         The Participating Securityholders may from time to time deliver all or a portion of the securities to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the securities offered by this Prospectus may not simultaneously engage in market making activities with respect to the securities during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Participating Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 101, 102, 103 and 104, which provisions may limit the timing of purchases and sales of securities by the Participating Securityholders.

         Securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a Participating Securityholder may devise, gift or otherwise transfer the securities by means not described herein, in which event such transfer will not be pursuant to this prospectus.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

         We have 200,000,000 authorized shares of common stock, 87,336,421 of which (including shares that may have been repurchased) were issued and outstanding on February 29, 2000. All shares of our common stock currently outstanding are validly issued, fully paid and non-assessable. All shares of common stock issuable upon the exercise of warrants and options, when issued and paid for upon such exercise, will be validly issued, fully paid and non-assessable.

         Voting Rights

         Each share of common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. Our board of directors consists of two classes, each of which serves for a term of two years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares of common stock cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of common stock can elect all of the directors standing for election at a stockholders' meeting.

         Dividend Policy

         All shares of our common stock are entitled to participate ratably in dividends when and as declared by our board of directors out of the funds legally available therefor. Any such dividends may be paid in cash, additional shares of our common stock or shares of another class of our stock. We have paid dividends to our shareholders in each of the last seven quarters. See "Price Range of Shares and Distributions".

         Miscellaneous Rights and Provisions

         Holders of our common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to holders of our equity after satisfaction of all liabilities.

DESCRIPTION OF WARRANTS

         The following is a brief summary of certain provisions of the warrants. This summary is not complete and is qualified in all respects by reference to the warrants. Copies of the warrants have been filed as exhibits to the registration statement. We have 6,000,000 warrants issued and outstanding. The warrants expire December 15, 2005 and are not redeemable, in whole or in part.

         Exercise Price and Terms

         The warrants entitle the registered holders thereof to purchase an aggregate of 6,113,165 shares of common stock at an aggregate exercise price of $210 million subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to our Secretary, with the subscription form on the warrant properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the exercise price then in effect until expiration of the warrants. The warrants expire December 15, 2005. No fractional shares of common stock will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of future value. Accordingly, such exercise price should in no event be regarded as an indication of any future trading price.

         Adjustments

         The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including:

          1.   Stock dividends.
          2.   Stock splits.
          3.   Combinations or reclassifications of the common stock.
          4.   Mergers or reorganizations.

         Pursuant to a one million share dividend issued to our shareholders on November 3, 1999, the warrants have been adjusted and are now exercisable for 6,113,165 shares of common stock. There have been no other events requiring an adjustment to the warrants.

         Transfer, Exchange and Exercise

         The warrants are in registered form and may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue.

         Warrant Holder Not a Stockholder

         The warrants do not confer upon holders any voting, dividend or other rights as stockholders.

                        FEDERAL INCOME TAX CONSIDERATIONS

         We intend to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a summary of the federal income tax consequences for the Company and our shareholders with respect to our treatment as a real estate investment trust. The information set forth below, to the extent that it constitutes matters of law or legal conclusions, is based on the opinion of Mayer, Brown & Platt, our counsel.

          Based upon the matters described below, including an Internal Revenue Service closing agreement dated March 10, 1998, discussed below, in the opinion of Mayer, Brown & Platt, our counsel, our existing legal organization and our actual and proposed method of operation described in this Prospectus, as set forth in our organizational documents and as represented by us to Mayer, Brown & Platt, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code in the ordinary course of our operations. This opinion of our counsel is based on certain assumptions relating to our organization and our operation, including that we will be operated in the manner described in our applicable organizational documents and in this Prospectus and that all terms and provisions of such documents will be complied with by all parties thereto. Our counsel's opinion is also based upon, and to that extent limited, the opinion of another law firm delivered to us last year. That law firm's opinion stated that our proposed method of operation from and after the earlier of the date of the merger with SFT and the TriNet merger, taking into account the effects of the merger with SFT and the TriNet merger, will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. We note that such law firm's opinion relies on, among other items, the opinion of another law firm regarding the qualification and taxation of TriNet as a REIT through the effective time of the TriNet merger. We have received the consent of the law firm opining on the Company's ability, taking into account the effects of the merger with SFT and the TriNet merger, to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and have assumed that the opinion of the other law firm regarding the qualification and taxation of TriNet as a REIT through the effective time of the TriNet merger remains in effect as of the date such opinion was rendered. Our counsel's opinion is also conditioned upon certain representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. In addition, our counsel's opinion is based on the law existing and in effect on the date hereof and our qualification and taxation as a real estate investment trust will depend on compliance with such law existing and in effect on the date hereof and as the same may be hereafter amended. Our qualification and taxation as a real estate investment trust will further depend upon our ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels diversity of share ownership and the various qualification tests imposed under the Internal Revenue Code discussed below. Counsel will not review compliance with these tests on a continuing basis, and thus, no assurance can be given that we will satisfy such tests on a continuing basis.

         In brief, a corporation that invests primarily in real estate interests, including interests in mortgages on real property, and that otherwise would be treated for federal income tax purposes as a corporation can, if it meets the real estate investment trust provisions of the Internal Revenue Code described below, claim a tax deduction for the dividends it pays to its shareholders. Consequently, such a corporation is generally not taxed on its "real estate investment trust taxable income" to the extent it is currently distributed to shareholders, thereby substantially eliminating the "double taxation," at both the corporate and shareholder levels, that otherwise generally results from an investment in a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a real estate investment trust. Further, if the entity were to fail to qualify as a real estate investment trust in any year, it would not be able to deduct any portion of the dividends paid to its shareholders and would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders. See "-- Taxation of the Company -- General" and "--Taxation of the Company -- Failure to Qualify."

         Our Board of Directors believes that we have operated in a manner that permitted us to elect, and that we timely and effectively elected, real estate investment trust status for our taxable year ending December 31, 1998, and in each taxable year thereafter. As noted, there can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a real estate investment trust depends on our continuing ability to satisfy the numerous asset, income and distribution tests, as described below, which in turn will be dependent in part on our operating results.

         The following summary, based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a shareholder in
light  of  his  or  her  particular   circumstances   or  to  certain  types  of
shareholders, including insurance companies, financial institutions and broker-dealers, foreign corporations and persons who are not the citizens or residents of the United States, who are subject to special treatment under the federal income taxation laws.

TAXATION OF THE COMPANY

         Closing Agreement

         On March 10, 1998, we received an Internal Revenue Service closing agreement, a written agreement from the Internal Revenue Service confirming its agreement on a material issue, under which we were eligible to make an election under Section 856(c)(1) of the Internal Revenue Code to be taxed as a real estate investment trust for our taxable year ending December 31, 1998. After determining that we may have violated certain real estate investment trust asset requirements in the years prior to 1998, we sought the March 10, 1998 Internal Revenue Service Closing Agreement by voluntarily disclosing to the Commissioner of Internal Revenue that we may have violated certain real estate investment trust asset requirements set forth in Section 856(c) of the Internal Revenue Code for our taxable years 1993 through 1996.

         While it is a condition of real estate investment trust status that prior non-REIT corporate earnings and profits must be eliminated, the Board of Directors believes that we did not generate significant earnings and profits in taxable years during which we may not have qualified as a real estate investment trust. In addition, if we had any net unrealized built-in gain with respect to any asset held by us on January 1, 1998, and we were to recognize gain on the disposition of such asset during the ensuing 10-year period, then the built-in gain on January 1, 1998 will be subject to tax at the corporate tax rate.

         General

         In any year in which we qualify as a real estate investment trust, in general we will not be subject to federal income tax on that portion of our real estate investment trust taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain that is not so distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income but will receive a credit for their share of any pro-rata taxes paid by us on such gain.

         Notwithstanding our qualification as a real estate investment trust, we may also be subject to taxation in certain other circumstances. If we fail to satisfy either the 75% or the 95% gross income test, each as discussed below, and nonetheless maintain our qualification as a real estate investment trust because certain other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below. If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other non-qualifying income from foreclosure property, we will also be subject to tax on such income from foreclosure property at the highest corporate tax rate. In addition, if we fail to distribute during each calendar year at least the sum of :

          (1) 85% of our real estate investment trust ordinary income for such year;

          (2) 95% of our real estate investment trust capital gain net income for such year; and

          (3)  any undistributed taxable income from prior years,

we will be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. We also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. We use the calendar year both for federal income tax purposes and for financial reporting purposes.

         We may also recognize other taxable income, as described below, in excess of cash flow from REMIC residual interests or our retained interests from non-REMIC securitization transactions. In addition, we may have income without the receipt of cash to the extent of the market discount attributable to debt securities held by a REMIC in which we hold a residual interest. We will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by us from a REMIC residual interest that is allocable to our stock held by "Disqualified Organizations," as defined below. See "--Taxation of the Shareholders--Taxation of Tax-Exempt Shareholders" below. Any such tax on the portion of any Excess Inclusion allocable to our stock held by Disqualified Organizations will reduce the cash available for distribution to our shareholders.

         In order to qualify as a real estate investment trust, we must meet, among others, the following requirements:

         Share Ownership Tests

         Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our outstanding shares may be owned, directly or indirectly and including the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. These share ownership requirements need not be met until our second taxable year for which a real estate investment trust election is made. As we have represented to our counsel, we have satisfied and will continue to satisfy these requirements.

         In order to comply with the foregoing share ownership tests, we have placed certain restrictions on the transfer of our stock to prevent additional concentration of stock ownership. Moreover, to evidence compliance with these requirements, Treasury regulations require that we maintain records which disclose the actual ownership of our outstanding stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock, as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A shareholder failing or refusing to comply with our written demand must submit with his tax return a similar statement disclosing the actual ownership of our stock and certain other information. In addition, our Amended and Restated Charter provides restrictions regarding the ownership and transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements.

         Asset Tests

         At the close of each quarter of our taxable year, we must satisfy two tests relating to the nature of our assets, with "assets" being determined in accordance with generally accepted accounting principles. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities, qualified temporary investments and regular or residual interests in a REMIC, except that, if less than 95% of the assets of a REMIC are "real estate assets" as determined under the Internal Revenue Code, we shall be treated as holding directly our proportionate share of the assets of the REMIC. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed: (1) in the case of securities of any one non-government issuer, 5% of the value of our total assets;

and (2) 10% of the outstanding voting securities of any one such issuer. Based on existing facts, the Board of Directors intends that we will meet these tests at the applicable times in the future. If, however, we were unable to satisfy the foregoing asset tests at the applicable time, we would be required to take preventive steps by disposing of certain assets or otherwise risk a loss of real estate investment trust status.

         Currently, we own approximately 96% on the non-voting shares of TriNet Management Operating Company, Inc., 100% of the non-voting shares of Starwood Operating, Inc., and Starwood Financial Preferred, Inc. and indirectly 50% of the non-voting shares of FMAC Starfund Preferred, Inc., and not more than 10% of its voting shares of these corporations. Therefore, we believe that we do not own more than 10% of the voting securities of these corporations and that any of these corporations' shares do not represent more that 5% of the total value of our gross assets. However, there can be no assurance that the Internal Revenue Service will not contend that the value of the shares of any of these corporations exceeds the 5% limitations. In rendering its opinion, our counsel will rely on our conclusions with regard to the value of TriNet Management Operating Company, Inc., Starwood Operating, Inc., Starwood Financial Preferred, Inc. and FMAC Starfund Preferred, Inc. In addition, for taxable years beginning after December 31, 2000, unless we and any of these corporations jointly elect to treat each of these corporations as taxable REIT subsidiaries, such corporations' future activities and growth may be limited. "--Possible Legislative or Other Actions Affecting Tax Consequences."

         Gross Income Tests

         There are three separate percentage tests relating to the sources of our gross income which must have been satisfied for our 1997 taxable year and two separate percentage tests thereafter. For taxable years beginning on January 1, 1998, the 30% gross income test has been repealed. For the purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. The two tests are separately described below:

         The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

          1.   Rents from real property, except as modified below.

          2. Interest on obligations secured by mortgages on, or interests in, real property including amounts included in gross income with respect to a regular or residual interest in a REMIC, except that, if less than 95% of the assets of a REMIC are "real estate assets" as determined under the Internal Revenue Code, we will be treated as holding directly our proportionate share of assets of such REMIC.

          3. Gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business ("dealer property").

          4. Dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares.

          5.   Abatements and refunds of real property taxes.

          6. Income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property").

          7. Commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

          8. Certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our stock or specified debt securities during the one-year period following the receipt of such capital.

         Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test or the 95% gross income test described below if we own, directly or constructively, 10% or more of the tenant. If the portion of any rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of the rent will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income, as discussed below, for the 75% and 95% gross income tests, if based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage, or percentages, of gross receipts or gross sales. Finally, for rents received to qualify as rents from real property for the 75% and 95% gross income tests, we generally must not operate or manage the property, or furnish or render services to customers other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience," or the amounts received with respect to the services do not exceed 1% of all amounts received or accrued, directly or indirectly, by us during the taxable year with respect to the property.

         We monitor our operations in the context of these standards so as to satisfy the 75% and 95% gross income tests and have represented to our counsel that we have and will satisfy these tests for the applicable periods.

         The 95% Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above described qualifying income, or from dividends, interests, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property, including a mortgage, are included for purposes of the 95% gross income test, but not for the purposes of the 75% gross income test. In addition, payments to a real estate investment trust under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the real estate investment trust to hedge its indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We closely monitor our non-qualifying income and anticipate that non-qualifying income from other activities will not result in our failing to satisfy either the 75% or 95% gross income test.

         For purposes of determining whether we comply with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property; however, it does not include a sale of our investments if such investments are held by us for at least four years and certain other requirements, relating to the number of investments sold in a year, their tax bases, and the cost of improvements made thereto, are satisfied. See "--Taxation of the Company -- General."

         In order to comply with the 75% and 95% gross income tests described above, the Board of Directors will monitor the investments made by us with the intent of maintaining our status as a real estate investment trust. As a result, the Board of Directors may limit and/or closely scrutinize certain types of investments made by us, including, among others, loans that provide for interest amounts that are dependent in whole or in part on the income or profits of a borrower, loans that contain interest payment provisions relating to appreciation of the underlying property, loans that are secured by assets other than mortgages on real property or interests in real property, and certain hedging transactions.

         Under the real estate investment trust rules, any amount received or accrued, directly or indirectly, with respect to any obligation is generally not includible as qualifying "interest" for purposes of the 75% and 95% gross income tests if the determination of the amount depends in whole or in part on the income or profits of any person, whether or not derived from property secured by the obligation. However, an amount received or accrued generally will not fail to qualify as "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. In addition, an amount received or accrued generally not will fail to qualify as "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received from the debtor are attributable to amounts that would be characterized as qualified rents from real property under the real estate investment trust rules. Furthermore, to the extent interest under a loan is based on the cash proceeds realized upon the sale of the property securing the loan and constitutes a "shared appreciation provision," as described below, income attributable to such participation feature will be treated as gain from sale of the secured property, which generally is treated as qualifying income for purposes of the 75% and 95% gross income tests, except as noted below.

         In addition, at the time of loan acquisition or origination it might be determined in certain cases that our investment in a loan may exceed at the time of loan acquisition or origination the value of the real property securing the loan or may not be secured by a mortgage on real property, e.g., a loan secured by a partnership interest, which would result in part or all of the interest income from such loan constituting qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. It is also possible that, in some instances, the interest income from a loan may be based in part on the borrower's profits or net income, which generally will disqualify the income from the loan for purposes of both the 75% and 95% gross income tests, except as noted above.

         Certain of our investments may contain the right to receive interest based on appreciation of the underlying real property. In addition, we may acquire or originate loans in the future that have similar rights. Under the Internal Revenue Code, a shared appreciation provision in a mortgage is any provision which is in connection with an obligation held by us and secured by an interest in real property (the "secured property"), and which entitles us to receive a specified portion of any gain realized on the sale or exchange of such property, or of any gain which would be realized if the property were deemed sold on a specified date.

         For purposes of determining whether we meet the 75% income test and 95% income text and whether we derive any income from prohibited transactions, any income derived from a shared appreciation mortgage shall be treated as gain recognized on the sale of the secured property. For purposes of this rule: (1) we are treated as holding the secured property for the period during which we held the shared appreciation provision or, if shorter, for the period during which the secured property was held by the person holding such property; and (2) the secured property is treated as "dealer property" as defined in Section 1221(1) of the Internal Revenue Code, if it would be treated as "dealer property" in the hands of the person holding the secured property, or it would be treated as "dealer property" if held by us.

         For our taxable years after 1997, if the secured property is treated as dealer property, gain from the sale of such property could give rise to the 100% tax on gain from prohibited transactions. Since substantially all of the loans previously contributed to us were acquired by purchase or contribution rather than originated by us, there is no built-in safeguard in the loan documents to protect us from the risk that the secured property may be treated as "dealer property." Similarly, in the case of loans that are acquired in the future rather than originated by us, the same issue arises. However, we have and intend to include built-in safeguards in the loans we originate to minimize any risk that any secured property will be treated as "dealer property."

         We may acquire investments that do not generate qualifying income for purposes of the 75% and 95% gross income tests because such assets, for example, generate income dependent in whole or in part on the income or profits of the applicable borrower. However, based on the Board of Directors' review of all of our investments, the Board of Directors believes that, for purposes of both the 75% and 95% gross income tests, our investments will permit us to satisfy the requirements for qualification as a real estate investment trust.

         We intend to enter into various hedging transactions with respect to one or more of our assets or liabilities. While such hedging transactions could take a variety of forms, only those payments to a real estate investment trust under the interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the real estate investment trust to hedge our indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. The provisions of the Internal Revenue Code regarding our qualification as a real estate investment trust may thus restrict our ability to enter into certain types of hedging transactions. The Board of Directors will monitor our compliance with the various real estate investment trust qualification tests imposed under the Internal Revenue Code with respect to our various hedging strategies on a continuing basis. However, no assurance can be given that hedging transactions, together with our other operations, would permit us to satisfy these tests on an ongoing basis.

         Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a real estate investment trust for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if:

          1. Our failure to comply were due to reasonable cause and not to willful neglect.

          2. We report the nature and amount of each item of our income included in the tests on a schedule attached to our tax returns.

          3. Any incorrect information on the schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

         The 30% Test. The 30% gross income test has been repealed and we have not been required to comply with this test beginning January 1, 1998.

         Foreclosure Property Rules. Real estate investment trusts generally are subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would generally be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property, including interests in real property, and any personal property incident to such real property:

          1. That is acquired by a real estate investment trust as the result of such real estate investment trust having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or default was imminent, on a lease of such property or on an indebtedness owed to the real estate investment trust that such property secured.

          2. As to which the related loan was made or acquired by the real estate investment trust at a time when default was not imminent or anticipated.

          3. For which such real estate investment trust makes a proper election to treat such property as foreclosure property.

Except as provided in the following paragraph, property shall cease to be foreclosure property as of the close of the third taxable year following the taxable year in which we acquired such property in foreclosure. If property is not eligible for the election to be treated as foreclosure property ("ineligible property") because, for example, the related loan was acquired by us at the time when default was imminent or anticipated, income received with respect to such ineligible property may not be qualifying income for purposes of the 75% or 95% gross income tests.

         Any foreclosure property shall cease to be foreclosure property on the first day, occurring on or after the day on which we acquired the property in foreclosure, on which:

          1. A lease is entered into with respect to such property which, by its terms, will not give rise to qualifying income for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day which does not generate qualifying income for purposes of the 75% gross income test.

          2. Any construction takes place on such property, other than completion of a building, or completion of any other improvement, where more than 10 percent of the construction of such building or other improvement was completed before default became imminent.

          3. If such day is more than 90 days after the day on which such property was acquired by us and the property is used in a trade or business which is conducted by us, other than through an independent contractor, within the meaning of Section 856(d)(3) of the Internal Revenue Code, from whom we do not derive or receive any income.

For example, if we were to acquire a hotel as foreclosure property and operate the hotel for more than 90 days, we would be required to operate the hotel through an independent contractor after the 90th day, within the meaning of the Internal Revenue Code, from whom we did not derive or receive any income, which might include income from the hotel. Otherwise, after such 90th day, the property would cease to be foreclosure property.

         In the event that a foreclosure with respect to any of our mortgage investments were to occur, or were anticipated to occur, we intend to manage the actual or anticipated foreclosure with the intent of assuring qualification under the real estate investment trust asset and gross income tests including, if appropriate, the election to treat a foreclosed-upon property as foreclosure property and to pursue the continued treatment of such property under the foreclosure property rules.

         Annual Distribution Requirements

         In order to qualify as a real estate investment trust, we are required to distribute dividends to our shareholders each year in an amount at least equal to:

          1. The sum of (x) 95%, or 90% for taxable years beginning after December 31, 2000, of our real estate investment trust taxable income, computed without regard to the dividends paid deduction and our net capital gain and (y) 95%, or 90% for taxable years beginning after December 31, 2000, of the after-tax net income, if any, from foreclosure property; minus

          2.   The sum of certain items of excess non-cash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, or 90% for taxable years beginning after December 31, 2000, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

         We intend to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. It is possible that we may not have sufficient cash or other liquid assets to meet the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expense in computing our real estate investment trust taxable income on the other hand; or for other reasons. We will closely monitor the relationship between our real estate investment trust taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

         If we fail to meet the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

         Failure to Qualify

         If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us, and generally they will not be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

TAXATION OF SECURITYHOLDERS

         Taxation of Taxable Domestic Shareholders. As long as we qualify as a real estate investment trust, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taxed to such shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain designated by us as capital gain dividends will be taxed to such shareholders as long-term capital gain, to the extent they do not exceed our actual net capital gain for the fiscal year, without regard to the period in which the shareholder has held our shares. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such excess distribution, but not below zero, with distributions in excess of the shareholder's tax basis being taxed as capital gains, if the shares are held by the shareholder as a capital asset. In addition, any dividend declared by us in October, November or December of any year that is payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses we may have. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our shareholders.

         We are permitted under the Internal Revenue Code to elect to retain and pay income tax on our net capital gain for any taxable year. If we so elect, a shareholder must include in income such shareholder's proportionate share of our undistributed capital gain for the taxable year, and will be deemed to have paid such shareholder's proportionate share of the income tax paid by us with respect to such undistributed capital gain. Such tax would be credited against the shareholder's tax liability and subject to normal refund procedures. In addition, each shareholder's basis in such shareholder's shares would be increased by the amount of undistributed capital gain, less the tax paid by us, included in the shareholder's income.

         The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of some investments held by individuals for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as eligible for the 20% capital gain rule discussed above or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

         In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us required to be treated by such shareholders as long-term capital gains.

         Backup Withholding. We will report to our domestic shareholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless such shareholder: (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact and, when required; (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, we may be required to enforce withholding of a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "--Taxation of the Shareholders--Taxation of Foreign Shareholders" below.

         Taxation of Holders of Warrants. The following discussion assumes that the form of the warrants will be respected for U.S. Federal income tax purposes. Upon the exercise of the warrant, a holder generally will receive the underlying shares of our common stock after payment of the exercise price. Upon exercise, a holder generally should not recognize gain or loss as a result of such holder's receipt of underlying shares, except with respect to any cash received in lieu of fractional shares. Upon exercise, a holder's adjusted tax basis in the underlying shares will be an amount equal to the holder's adjusted tax basis in the warrants, described below, plus the amount paid to us as the exercise price for the warrants.

         Generally, the holding period of stock acquired upon exercise of a warrant will not include the period during which the warrant was held. Rather, the holding period of such stock begins the day the warrant is exercised. A holder's initial tax basis in a warrant will equal the portion of the price allocated to such warrant upon the issuance. A holder's tax basis in a warrant will be increased by the amount, if any, of any constructive distribution with respect to such warrant, as described below, and decreased by the portion of any constructive distribution that is treated as a tax-free recovery of basis, as described below.

         Upon a sale, exchange or other disposition, but not including a repurchase by us, of a warrant, a holder generally will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received upon such sale, exchange or other disposition and the holder's adjusted tax basis in the warrant being disposed of. Gain or loss recognized upon a sale, exchange or other disposition of a warrant generally will be capital gain or loss if the underlying shares would be a capital asset in the hands of the holder. Such capital gain will be taxed at a maximum rate of 20 percent for a holder who is not a corporation and who held the warrant for more than one year.

         Notwithstanding the foregoing, if we repurchase a warrant, any gain realized by a holder may not qualify for capital gain or loss treatment because such a repurchase might be tested under the rules generally applicable to redemptions of stock. Holders of warrants should consult their own tax advisors regarding the potential application of the stock redemption rules to the repurchase of a warrant. Upon the lapse of a warrant, a holder will recognize a capital loss equal to such holder's adjusted tax basis in the warrant. Such capital loss will be long-term capital loss if the warrant had been held by a holder for more than one year at the time of lapse, and short-term capital loss if held for less than one year.

         The exercise ratio of the warrants may be subject to adjustment under certain circumstances. In that case, under Section 305 of the Internal Revenue Code and the Treasury regulations issued thereunder, holders of the warrants may be treated as having received a constructive distribution if, and to the extent that, an adjustment in the exercise price (an "Adjustment"), including an adjustment to reflect a taxable dividend to holders of our common stock, increases the proportionate interest of a holder of a warrant in the fully diluted common stock, whether or not the holder ever exercises the warrant. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of our common stock which, if actually distributed to holders of warrants, would produce the same increase in the proportionate interests of such holders in our assets or our earnings and profits as that produced by the Adjustment.

         Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions by a real estate investment trust to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the real estate investment trust does do not hold a residual interest in a REMIC that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Internal Revenue Code. However, because we may invest in REMIC residual interests, any dividends received by a shareholder that is a tax-exempt entity that are allocable to Excess Inclusion income will be treated as UBTI.

         If any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a real estate investment trust: (1) which would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of shares of the real estate investment trust; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust. The Board of Directors believes that we currently do not constitute a "pension-held REIT." However, because our shares are "publicly traded," no assurance can be given that we will not become a "pension-held REIT" in the future.

         Any dividends received by a shareholder that is a tax-exempt entity that are allocable to Excess Inclusion income from a REMIC residual interest will be treated as UBTI. Excess Inclusion income for any calendar quarter will equal the excess of our income from REMIC residual interests over our "daily accruals" with respect to such REMIC residual interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which we own a REMIC residual interest a ratable portion of the product of: (1) the "adjusted issue price" of the REMIC residual interest at the beginning of the quarter; and (2) 120% of the long-term federal interest rate, adjusted for quarterly compounding, on the date of issuance of the REMIC residual interest. The adjusted issue price of a REMIC residual interest at the beginning of a calendar quarter equals the original issue price of the REMIC residual interest, increased by the amount of daily accruals for prior quarters and decreased by all prior distributions to us with respect to the REMIC residual interest. We will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by us from a REMIC residual interest that is allocable to our stock held by the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization, other than a farmer's cooperative described in Section 521 of the Internal Revenue Code, that is exempt from taxation under the UBTI provisions of the Internal Revenue Code, or any rural, electrical or telephone cooperative (each, a "Disqualified Organization"), unless such Disqualified Organization is subject to the tax under Section 511 of the Internal Revenue Code. Any such tax would be deductible by us against our income that is not Excess Inclusion income.

         If we derive Excess Inclusion income from REMIC residual interests, a tax similar to the tax on us described in the preceding paragraph may be imposed on shareholders who are: (1) pass-through entities, i.e., partnerships, estates, trusts, regulated investment companies, real estate investment trusts, common trust funds, and certain types of cooperatives, including farmers' cooperatives described in section 521 of the Internal Revenue Code, in which a Disqualified Organization is a record holder of shares or interests; and (2) nominees who hold shares on behalf of Disqualified Organizations. Consequently, a brokerage firm that holds shares in a "street name" account for a Disqualified Organization may be subject to federal income tax on the income derived from those shares.

         Taxation of Foreign Shareholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Foreign Shareholders") are highly complex and the following is only a summary of such rules. The following discussion assumes that you are not subject to United
States federal income taxation because, for example, you do not have a U.S. trade or business generating effectively connected income, or in the case of an individual, that you were not present in the United States for more than 182 days. Prospective Foreign Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our shares, including any reporting requirements.

         If you are a Foreign Shareholder and you sell our shares, any gain you realize will generally be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") even if you are otherwise not subject to United States federal income taxation. Under FIRPTA, however, any such gain your realize would not be subject to federal income tax if we were a "domestically-controlled REIT" or if you owned less than 5% of our publicly traded shares you disposed. We believe that currently we are a "domestically-controlled REIT" because less than 50%, measured by value, of our shares is held by Foreign Shareholders. Under these circumstances, any gain you realize as a Foreign Shareholder from the sale of our shares generally should not be subject to federal income tax. Because our shares are publicly traded no assurance can be given that we will continue to qualify a "domestically-controlled REIT". A 10% FIRPTA withholding tax may be imposed on the proceeds from the disposition of our shares, unless you establish that such withholding should not apply.

         Any distributions to Foreign Shareholders that are attributable to a sale or exchange of any United States real property interests by us, will be subject to income and withholding taxes under FIRPTA, and may also be subject to branch profits tax of 30% in the hands of a corporate Foreign Shareholder not entitled to treaty relief or exemption. For purposes of the FIRPTA rules, the term "United States real property interest" is broadly defined as any interest, other than an interest solely as a creditor, in real property located in the United States, including any right to share in the appreciation in the value or in the gross or net proceeds or profits generated by the real property. In addition, a loan to an individual or entity under the terms of which a holder of the indebtedness has any direct or indirect right to share in the appreciation in value of, or the gross or net proceeds or profits generated by, an interest in real property of the debtor or of a related person is, in its entirety, an interest in real property. As a result, certain of our real estate-related assets, including, mezzanine loans, opportunistic loans and participations, triple net leases, subordinated interests and any foreclosure property, may be treated as United States real property interests for FIRPTA purposes. Under the FIRPTA rules, we are required to withhold 35% of any distribution to a Foreign Shareholder that could be designated by us as a capital gain dividend. This amount is creditable against the Foreign Shareholder's federal income tax.

         Distributions of cash derived from our real estate operations, not designated by us as a capital gain dividend, that we pay to Foreign Shareholders will be treated as ordinary dividends. Such ordinary dividends will generally be subject to United States withholding tax at a rate of 30%, unless reduced by an applicable tax treaty. To establish eligibility for reduced withholding rates under an applicable income tax treaty, you must file with us an appropriate Internal Revenue Service form.

         The federal income taxation of foreign persons is a highly complex matter that may be affected by other considerations. Accordingly, Foreign Shareholders should consult their own tax advisor regarding the income and withholding tax considerations with respect to their investments in the Company.

OTHER TAX CONSIDERATIONS

         Possible Legislative or Other Actions Affecting Tax Consequences. Prospective securityholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content, including with respect to effective dates, of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of an investment in the Company.

         In this connection, Congress has recently passed and the President has signed the Tax Relief Extension Act of 1999 (the "1999 Act") which contains several provisions affecting real estate investment trusts. One provision under the 1999 Act will prohibit a real estate investment trust from holding securities representing more than 10% of the vote or value of the outstanding securities of any corporation other than:

          1.   A qualified REIT subsidiary.

          2.   Another real estate investment trust.

          3. Certain corporations known as "taxable REIT subsidiaries" (the "taxable REIT subsidiary provision").

         In addition, under the 1999 Act, not more than 20% of the value of a real estate investment trust's total assets may be represented by shares of one or more taxable REIT subsidiaries. Taxable REIT subsidiaries will be subject to full corporate level taxation on their earnings, but will be permitted to engage in certain types of activities which cannot currently be performed by real estate investment trusts or their controlled subsidiaries without jeopardizing real estate investment trust status. Taxable REIT subsidiaries will be subject to certain limitations on the deductibility of certain payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary. Similarly, to ensure that taxable REIT subsidiaries pay market rates for rents, interest and services, a 100% excise tax will be imposed on a REIT to the extent a taxable REIT subsidiary pays rent, interest or services to it in excess of a market rate. Moreover, rents paid by a taxable REIT subsidiary to the associated real estate investment trust may be excluded from qualification as rents from real property under certain circumstances.

         Under the taxable REIT subsidiary provision, we would be allowed to jointly elect with corporate subsidiaries to treat such subsidiaries as "taxable REIT subsidiaries" for taxable years beginning after December 31, 2000, subject to certain transition rules. Further, although we indirectly own more than 10% of the value of the outstanding securities of certain subsidiaries which, absent a taxable REIT subsidiary election, would violate the provisions of the 1999 Act, the taxable REIT subsidiary provision contains certain "grandfather" rules which would make the limitations on stock ownership described above inapplicable to our indirect ownership of such subsidiaries, even in the absence of an election to treat such subsidiaries as "taxable REIT subsidiaries." In such case, however, the taxable REIT subsidiary provision would terminate our ability to rely on the grandfather rule if such subsidiaries were either to engage in new trades or businesses or acquire substantial new assets. Accordingly, in the absence of such election, the taxable REIT subsidiary provision may limit the future activities and growth of such subsidiaries.

         As noted in " --Taxation of the Company--Annual Distribution Requirements," another provision under the 1999 Act amends certain real estate investment trust distribution requirements by reducing the amount required to be distributed to 90%. These amendments are also effective for taxable years beginning after December 31, 2000.

         State and Local Taxes. We and our shareholders may be subject to state or local taxation, and we may be subject to state or local tax withholding requirements in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of the Company and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares in the Company.

         IT IS STRONGLY ADVISED THAT EACH PROSPECTIVE PURCHASER CONSULT WITH SUCH PURCHASER'S TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


                                  LEGAL MATTERS

         Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the shares.

                                     EXPERTS

         The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Starwood Financial Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the distribution by the Participating Securityholders of the shares registered hereby, all of which the Company will pay:


SEC registration fee.................................            $ 297,533
Legal fees and expenses*.............................            $  35,000
Accounting fees and expenses*........................            $   8,000
Miscellaneous*.......................................            $   1,000
                  Total..............................            $ 341,533
------------------
* Estimated


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         As permitted by the MGCL, Article VII of the Starwood Financial Inc. Amended and Restated Charter ("Charter") provides for the limitation of the liability of its directors and officers as follows:

         To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or officer of the Corporation shall be personally liable to the Corporation or its Stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal. In addition to any Maryland statute limiting the liability of directors or officers of a Maryland corporation, no Director or officer of the Corporation shall be liable to the Corporation or to any Director for any act or omission of any other Director, Stockholder, officer, or agent of the Corporation or be held to any personal liability whatsoever in tort, contract or otherwise in connection with the affairs of this Corporation except only that arising from his own willful violation of the provisions of this Charter or of the Bylaws which violation is materially against the interests of the Stockholders and results in material harm to such interests, or gross negligence in the performance of his or her duties.

         As permitted by MGCL, the Charter provides for indemnification of the Company's directors and officers as follows:

         The Corporation shall indemnify: (1) its Directors and officers, whether serving the Corporation or, at its request, any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance or reimbursement of reasonable expenses as incurred (including reasonable attorneys fees) under the procedures and to the full extent permitted by law; and (2) other employees and agents to such extent as shall be authorized by the Board or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

         Article XII of the Company's Bylaws implements the indemnification provisions of the Charter. The Bylaws state that the Company shall forward any indemnification, payment of expenses or expenses in advance of final disposition of a proceeding, to each director and officer promptly, and in any event within 60 days of a written request by such party.

         Section 2-418 of the MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except when it is established that: (1) the act or omissions material to the matter giving rise to the proceeding and either (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the person actually received an improper benefit or profit in money, property or services; or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the omission was unlawful.

         As permitted under Section 2-418 of the MGCL, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

         The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the Company will indemnify the directors and executive officers to the fullest extent permitted under law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or by reason of their servicing at the Company's request; provided that the director or executive officer acted in a manner determined in good faith to be within the scope of his authority and to be in best interest of the Company and so long as the director or executive officer was not guilty of gross negligence, misconduct or a breach of his fiduciary obligation in the act or failure to act. The Company will not indemnify the directors and executive officers to the extent prohibited by the Charter or the MGCL. If an amendment to the Charter or the MGCL with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. The Company is not required to indemnify any director or executive officer for liabilities: (1) for which he receives payment under an insurance policy, except for the excess beyond payment under such insurance, or which could have been claimed under an expired insurance policy; (2) based upon or attributable to his gaining in fact any personal profit or advantage to which he was not legally entitled; (3) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934; or (4) brought about or contributed to by his dishonesty, willful misconduct or bad faith unless a judgment or other final adjudication adverse to the director or executive officer establishes that he was not guilty of the claimed conduct and that the conduct was not material to the course of the action so adjudicated.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  Exhibits:

       Exhibits                         Description

         4.1 Amended and Restated Charter of Starwood Financial Inc. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 3, 1999).

         4.2 Bylaws of Starwood Financial Inc. (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated November 3, 1999).

         4.3 Registration Rights Agreement dated March 16, 1998 between TriNet Corporate Realty Trust, Inc. and Whitehall Street Real Estate Limited Partnership IX.

         4.4 Amended and Restated Registration Rights Agreement dated March 18, 1998 among Starwood Financial Trust, Starwood Mezzanine
                  Investors, L.P., SAHI Partners and SOFI-IV SMT Holdings, L.L.C. (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

         4.5 Investor Rights Agreement dated December 15, 1998, among Starwood Financial Trust, Starwood Mezzanine Investors, L.P., SOFI-IV SMT Holdings, L.L.C., B Holdings, L.L.C., Lazard Freres Real Estate Fund II L.P., Lazard Freres Real Estate Offshore Fund II L.P. and LF Mortgage REIT (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated December 15, 1998).

         4.6      Form  of  warrant   certificates   dated   December  15,  1998
                  (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated December 15, 1998).

         4.7 Agreement and Plan of Merger and Interest Contribution Agreement, dated as of June 15, 1999, by and between Starwood Financial Trust, SA Merger Sub, Inc., STW Holdings I, Inc., certain stockholders named herein, Starwood Capital Group, LLC, and to the extent described therein, TriNet Corporate Realty Trust, Inc. (incorporated by reference to exhibit 10.3 of the Company's Form 8-K, dated June 22, 1999).

         5 Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to legality.

         8        Opinion of Mayer, Brown & Platt as to tax matters.

         23.1     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                  Exhibit 5).

         23.2     Consent of Mayer, Brown & Platt (included in Exhibit 8).

         23.3     Consent of PricewaterhouseCoopers LLP.

         23.4 Powers of Attorney (included on the signature page of the Registration Statement).

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned  registrant hereby undertakes:

o To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Shares Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (Section 230-424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
     Section 13 or Section 15(d) of the Shares Exchange Act of 1934 that are incorporated by reference in the registration statement.

o That, for the purpose of determining any liability under the Shares Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

o To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Shares Act of 1933, each filing of the registrant's annual reports pursuant to Section 13(a) or
     Section 15(d) of the Shares Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Shares Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

         (b)  The  undersigned  registrant  further  undertakes  that:

o For purposes of determining any liability under the Shares Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Shares Act shall be deemed to be part of this registration statement as of the time it was declared effective.

o For the purpose of determining any liability under the Shares Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Shares Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, State of New York, on March 21, 2000.

                                    STARWOOD FINANCIAL INC.

                                    By: /s/ JAY SUGARMAN
                                        ---------------------------------------
                                        Name:  Jay Sugarman
                                        Title:   Chief Executive Officer and
                                                 President

                                POWER OF ATTORNEY

         KNOW THAT ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jay Sugarman, Spencer Haber and Madison Grose (each with full power to act alone), his or her true and lawful attorney-in-fact and agent with full power of substitution, in the name and on behalf of the undersigned, to do any and all acts and things and to execute any and all instruments which said attorney and agent, may deem necessary or advisable to enable Starwood Financial Inc. (the "Registrant") to comply with the Shares Act of 1933, and with the Shares Exchange Act of 1934, and any rules, regulations and requirements of the Shares and Exchange Commission in respect thereof in connection with this Registration Statement and any and all amendments thereto or reports that the Registrant is required to file pursuant to the requirements of federal or state shares laws or any rules and regulations thereunder. The authority granted under this Power of Attorney shall include, but not be limited to, the power and authority to sign the name of the undersigned in the capacity or capacities set forth below to a Registration Statement on Form S-3 to be filed with the Shares and Exchange Commission, to any and all amendments (including post-effective amendments) to that Registration Statement in respect of the same, and to any and all instruments filed as a part of or in connection with that Registration Statement; and each of the undersigned hereby ratifies and confirms all that the attorney-in-fact and agent, shall lawfully do or cause to be done by virtue hereof.

         Pursuant  to  the   requirements  of  the  Shares  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Name                                    Title                        Date
          ----                                    -----                        ----
/s/ BARRY S. STERNLICHT                   Chairman of the Board of          March 21, 2000
-----------------------                           Directors
    Barry S. Sternlicht

/s/ JAY SUGARMAN                        Chief Executive Officer and         March 21, 2000
----------------------                            President
    Jay Sugarman

/s/ SPENCER B. HABER                    Chief Financial Officer and         March 21, 2000
-----------------------                           Secretary
    Spencer B. Haber

/s/ WILLIS ANDERSEN, JR.                          Director                  March 21, 2000
-----------------------
    Willis Andersen, Jr.

/s/ JEFFREY G. DISHNER                            Director                  March 21, 2000
-----------------------
    Jeffrey G. Dishner

/s/ JONATHAN EILIAN                               Director                  March 21, 2000
-----------------------
    Jonathan Eilian

/s/ MADISON F. GROSE                              Director                  March 21, 2000
-----------------------
    Madison F. Grose

/S/ROBERT W. HOLMAN, JR.                          Director                  March 21, 2000
-----------------------
   Robert W. Holman, Jr.

/s/ ROBIN JOSEPHS                                 Director                  March 21, 2000
-----------------------
    Robin Josephs

/s/ MERRICK R. KLEEMAN                            Director                  March 21, 2000
-----------------------
    Merrick R. Kleeman

/s/ WILLIAM MATTHES                               Director                  March 21, 2000
-----------------------
    William Matthes


                                      II-6




          Name                                    Title                        Date
          ----                                    -----                        ----
/s/ JOHN G. MCDONALD                    Director                            March 21, 2000
--------------------------
    John G. McDonald

/s/ MICHAEL G. MEDZIGIAN                Director                            March 21, 2000
--------------------------
    Michael G. Medzigian

/s/ STEPHEN B. ORESMAN                  Director                            March 21, 2000
--------------------------
    Stephen B. Oresman

/s/ GEORGE R. PUSKAR                    Director                            March 21, 2000
--------------------------
    George R. Puskar

/s/ KNEELAND C. YOUNGBLOOD              Director                            March 21, 2000
--------------------------
    Kneeland C. Youngblood

               INDEX TO EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits       Description

4.1            Amended  and  Restated   Charter  of  Starwood   Financial   Inc.
               (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 3, 1999).

4.2            Bylaws of Starwood  Financial Inc.  (incorporated by reference to
               Exhibit 4.2 to the Company's Current Report on Form 8-K dated November 3, 1999).

4.3 Registration Rights Agreement dated March 16, 1998 between TriNet Corporate Realty Trust, Inc. and Whitehall Street Real Estate Limited Partnership IX.

4.4 Amended and Restated Registration Rights Agreement dated March 18, 1998 among Starwood Financial Trust, Starwood Mezzanine Investors, L.P., SAHI Partners and SOFI-IV SMT Holdings, L.L.C. (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

4.5 Investor Rights Agreement dated December 15, 1998, among Starwood Financial Trust, Starwood Mezzanine Investors, L.P., SOFI-IV SMT Holdings, L.L.C., B Holdings, L.L.C., Lazard Freres Real Estate Fund II L.P., Lazard Freres Real Estate Offshore Fund II L.P. and LF Mortgage REIT (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated December 15, 1998).

4.6            Form  of   warrant   certificates   dated   December   15,   1998
               (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated December 15, 1998).


4.7 Agreement and Plan of Merger and Interest Contribution Agreement, dated as of June 15, 1999, by and between Starwood Financial Trust, SA Merger Sub, Inc., STW Holdings I, Inc., certain stockholders named herein, Starwood Capital Group, LLC, and to the extent described therein, TriNet Corporate Realty Trust, Inc. (incorporated by reference to exhibit 10.3 of the Company's Form 8-K, dated June 22, 1999).

5              Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to legality.

8              Opinion of Mayer, Brown & Platt as to tax matters.

23.1           Consent of Ballard  Spahr  Andrews & Ingersoll,  LLP (included in
               Exhibit 5).

23.2           Consent of Mayer, Brown & Platt (included in Exhibit 8).

23.3           Consent of PricewaterhouseCoopers LLP.

23.4 Powers of Attorney (included on the signature page of the Registration Statement).

                                                                     Exhibit 4.3

                          REGISTRATION RIGHTS AGREEMENT


         This Registration Rights Agreement (this "Agreement") is entered into as of March 16, 1998 by and between TriNet Corporate Realty Trust, Inc., a Maryland corporation (the "Company"), and Whitehall Street Real Estate Limited Partnership IX, a Delaware limited partnership ("Whitehall").

         WHEREAS, Whitehall is to receive or own units of limited liability company interests ("Units") in W9/TriNet Poydras, LLC, a Delaware limited liability company ("Whitehall Poydras"), pursuant to the Limited Liability Company Operating Agreement of Whitehall Poydras, dated as of March 16, 1998, by and among TriNet Corporate Partners I, L.P., a Delaware limited partnership, The Goldman Sachs Group, a Delaware limited partnership, and Whitehall (the "LLC Agreement") (each capitalized term used but not defined herein shall have the meaning ascribed to such term in the LLC Agreement);

         WHEREAS,  pursuant  to the  Exchange  Right  (as  defined  in  the  LLC
Agreement) and Whitehall's rights under Section 8.2(k)(iii) of the LLC Agreement, the Whitehall Group may, from time to time, receive shares of the Company's common stock, $.01 par value per share (the "Common Stock");

         WHEREAS, the Company and Whitehall desire to provide for certain arrangements with respect to the registration of such shares of Common Stock under the Shares Act of 1933, as amended (the "Shares Act"); and

         WHEREAS, it is a condition to the obligation of Whitehall to consummate the transactions pursuant to which they will receive Units that the Company enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and in the LLC Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Whitehall hereby agrees as follows:

          1.   Registration.

               (a) Shelf Registration Covering Issuance of Common Stock. Within thirty (30) days following the later of (i) the first date on which Whitehall may exercise the Exchange Right or its rights under Section 8.2(k)(iii) of the LLC Agreement and (ii) receipt by the Company of a written request (the "Shelf Registration Request") by Whitehall, the Company shall file a registration statement on Form S-3 (a "Shelf Registration Statement") under Rule 415 under the Shares Act relating to the resale by Whitehall of all Registrable Shares (as defined below). The Company shall use its best efforts to cause such Shelf Registration Statement to be declared effective by the Shares and Exchange Commission ("SEC"). For so long as the Company is eligible to file a registration statement on Form S-3, the Company agrees to use its best efforts to keep the Shelf Registration Statement continuously effective until the date (the "Shelf Registration Expiration Date") that is the earliest of: (a) the date that is the fifth anniversary of the date on which such Shelf Registration Statement was declared effective by the SEC, (b) the date on which all Registrable Shares are disposed of by the Whitehall Group and (c) such date on which it is no longer necessary to keep the Shelf Registration Statement effective because Whitehall may freely sell its Registrable Shares (without limitation on volume, timing or manner of sale) pursuant to Rule 144(k) promulgated under the Shares Act (or any successor rule or regulation). The Company shall not be required to file and have the SEC declare effective more than one Shelf Registration Statement pursuant to this Section 1(a).

               (b) Piggyback Registration Rights. So long as the Whitehall Group is holding Registrable Shares, if and at such time that the Company grants piggyback registration rights to a Person (other than Whitehall) pursuant to a registration rights agreement with the Company (the "Third Person Registration Rights Agreement") that allow such Person to sell its shares of Common Stock together with shares of Common Stock issued by the Company in a primary underwritten public offering, the Whitehall Group shall receive written notice from the Company thereof and shall be entitled to receive from the Company piggyback registration rights, with respect to its Registrable Shares, on the same terms and conditions as those set forth in the Third Person Registration Rights Agreement.

               (c) Definitions. As used in this Agreement, the term "Registration Statement" means any registration statement of the Company that covers the Registrable Shares pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, but excluding all exhibits and all material incorporated by reference in such Registration Statement. As used in this Agreement, the term "Registrable Shares" means shares of Common Stock issued or issuable to the Whitehall Group in exchange for outstanding Units pursuant to the terms of the LLC Agreement, excluding (A) Common Stock for which a Registration Statement relating to the sale thereof shall have become effective under the Shares Act and which have been disposed of under such Registration Statement and (B) Common Stock which is sold or could be sold by Whitehall without limitation on volume or manner of sale pursuant to Rule 144(k) under the Shares Act or any successor rule or regulation. For all purposes of this Agreement, Whitehall shall be entitled to act for and shall be deemed to be acting for and on behalf of the Whitehall Group with respect to all Registrable Shares owned by any member of the Whitehall Group.

          2.   Registration Procedures.

               (a) The Company shall notify Whitehall of the effectiveness of a Registration Statement and shall furnish to Whitehall such number of copies of such Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein, any documents incorporated by reference in such Registration Statement and such other documents as Whitehall may reasonably request in order to facilitate its sale of the Registrable Shares in the manner described in such Registration Statement.

               (b) The Company shall prepare and file with the SEC from time to time such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Shares Act with respect to the disposition of all the Registrable Shares until the Shelf Registration Expiration Date. Upon ten (10) business days' written notice to the Company by Whitehall, the Company shall file any supplement or post-effective amendment to the Registration Statement with respect to Whitehall's interests in or plan of distribution of Registrable Shares that is reasonably necessary to permit the sale of the Whitehall Group's Registrable Shares pursuant to the Registration Statement. Such written notice to the Company must include all information relating to the sellers and the plan of distribution required to be included in such supplement or post-effective amendment.

               (c) The Company shall promptly notify Whitehall, and confirm in writing, any request by the SEC for amendments or supplements to a Registration Statement or the prospectus related thereto or for additional information. In addition, the Company shall promptly notify Whitehall of, and confirm in writing, the filing of a Registration Statement, any prospectus supplement related thereto or any amendment to a Registration Statement and the effectiveness of any post-effective amendment.

               (d) The Company shall immediately notify Whitehall, at any time when a prospectus relating to a Registration Statement is required to be delivered under the Shares Act, of the happening of any event as a result of which a Registration Statement (including the prospectus therein), as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading. In such event and subject to Section 9 of this Agreement, the Company shall promptly prepare, and furnish to Whitehall a reasonable number of copies of, a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made not misleading.

          3. State Securities Laws. Subject to the conditions set forth in this Agreement, the Company shall, promptly upon the filing of the Registration
Statement, file such documents as may be necessary to register or qualify the Registrable Shares under the shares laws of the states (the "Blue Sky Laws") that require such registration or qualification as Whitehall may reasonably request, and the Company shall use its best efforts to cause such filings to become effective; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any such state in which it is not then qualified or to file any general consent to service of process in any such state. The Company shall promptly notify Whitehall of, and confirm in writing, (i) the effectiveness of any filing under any Blue Sky Laws (with the date thereof) and (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale under the Blue Sky Laws of any jurisdiction or initiation or threat of any proceeding for such purpose.

          4. Exchange Act Filings. The Company shall, upon written request of Whitehall, provide Whitehall with a copy of any filings made by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not such filing is incorporated by reference into the Registration Statement. So long as the Company is subject to the reporting requirements of the Exchange Act, the Company shall use its best efforts to make all filings required of it under the Exchange Act on a timely basis.

          5. Listing. The Company will take such action as may be necessary to cause all Registrable Shares to be listed or otherwise eligible for full trading privileges on each national securities exchange on which similar securities issued by the Company are then listed, in each case not later than the date on which the Registration Statement becomes effective or the Registrable Shares are issued by the Company to Whitehall, whichever is later. The Company shall make all other necessary or appropriate filings with each such securities exchange to continue the listing or trading privilege for all Registrable Shares on each such exchange. The Company will promptly notify Whitehall of, and confirm in writing, the delisting of the Company's Common Stock by any securities exchange or the suspension of or restriction on trading privileges with respect to the Company's Common Stock through any quotation system.

          6. Expenses. Except as provided herein, the Company shall bear all fees, costs and expenses incurred in connection with the registration of the Registrable Shares, the legally required qualification of the Registrable Shares under Blue Sky Laws and the listing of the Registrable Shares as contemplated by
Section 5 of this Agreement. Such expenses shall include, without limitation, all legal and accounting expenses incurred by the Company and all registration and filing fees imposed by the SEC, any state securities commission or the New York Stock Exchange (the "NYSE") or, if the Company Stock is not then listed on the NYSE, the principal national securities exchange or quotation system on which the Common Stock is then traded or quoted. Whitehall shall be responsible for any brokerage or underwriting commissions and transfer taxes with respect to any disposition, sale or transfer of Registrable Shares and for any legal, accounting and other expenses incurred by it. The Company shall bear all fees, costs and expenses incurred by the Company and by Whitehall in connection with the first amendment to the Registration Statement requested by Whitehall in any calendar year pursuant to the second sentence of Section 2(b) hereof, and Whitehall shall bear all fees, costs and expenses incurred by the Company and by Whitehall in connection with each and every additional amendment to the Registration Statement requested by Whitehall in such calendar year pursuant to the second sentence of Section 2(b) hereof.

          7.   Indemnification.

               (a) Indemnification by the Company. The Company agrees to indemnify the Whitehall Group, each person, if any, who controls any selling holder, and each officer, director, employee, agent, representative, affiliate, stockholder, member, partner or direct or indirect owner of any of the foregoing, against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable attorneys' fees, expenses and disbursements documented in writing) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or any prospectus contained therein or in any information incorporated by reference therein or in any filing with any state securities commission or agency, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except insofar as and to the extent that such statement or omission was made in reliance upon and in conformity with information regarding Whitehall or its plan of distribution which was furnished to the Company in writing by Whitehall expressly for use therein), or any violation by the Company of any rule or regulation under the Securities Act or any state securities laws or regulations applicable to the Company and relating to any action or inaction required of the Company in connection with such registration; provided, however, that the Company shall not be liable to Whitehall in any such case to the extent that any such loss, claim, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Company in writing by Whitehall expressly for use in connection with the Registration Statement or the prospectus contained therein or (ii) Whitehall's failure to send or give a copy of the final prospectus furnished to it by the Company at or prior to the time such action is required by the Securities Act to the purchaser from the Whitehall Group claiming an untrue statement or alleged untrue statement or omission or alleged omission if such statement or omission was corrected in such final Prospectus.

                  (b)   Indemnification   by  Whitehall.   Whitehall  agrees  to
indemnify the Company, its officers, directors, employees, agents representative and affiliates, and each person, if any, who controls the Company within the meaning of the Securities Act, and each other person, if any, subject to liability because of his, her or its connection with the Company, against any and all losses, claims, damages, actions, liabilities, costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in either the Registration Statement or the prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, if and to the extent that such statement or omission was made in reliance upon and in conformity with information regarding Whitehall or its plan of distribution which was furnished to the Company in writing by Whitehall expressly for use therein or (ii) the failure by Whitehall or any underwriter, broker, dealer or agent acting for or on behalf of Whitehall to deliver or cause to be delivered the prospectus contained in the Registration Statement (as amended or supplemented, if applicable) furnished by the Company to Whitehall to any purchaser of the shares covered by the Registration Statement from Whitehall.

                  (c) Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person (as defined in the LLC Agreement) in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such Person (the
"indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing. The indemnifying party shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceedings and shall pay the fees and disbursements of such counsel relating to such proceeding. The failure or delay of an indemnified party to notify the indemnifying party with respect to a particular proceeding shall not relieve the indemnifying party from any obligation or liability which it may have pursuant to this Agreement except to the extent that the indemnifying party is prejudiced by such failure or delay. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party; provided, however, that, if (i) the indemnified party, who is a defendant in any action or proceeding that is also brought against the indemnifying party, has a legal defense available to it that the indemnifying party fails to assert after being requested in writing to do so or
(ii) representation of both the indemnified and the indemnifying parties by the same counsel is inappropriate under the applicable standards of professional conduct, the indemnified party may retain one separate firm of attorneys, and the indemnifying party shall be liable for the fees and expenses thereof. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. No indemnifying party shall, without the prior written consent of any indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity could have been sought hereunder by such indemnified party from all liability on all claims that are the subject matter of such proceeding.

          8. Covenants of Whitehall. Whitehall hereby agrees (a) to cooperate with the Company and, in connection with the preparation of the Registration Statement and any filings with any state securities commissions, to furnish in writing to the Company (i) all information regarding the Whitehall Group and its plan of distribution, (ii) such information required to be furnished by the Securities Act and (iii) such information as the Company may reasonably request,
(b) so long as the Company has met its obligations under Section 2(a) hereof, to deliver or cause delivery of, to the extent required by all applicable federal and state securities laws, a copy of the prospectus (as amended or supplement form time to time) contained in the Registration Statement to any purchaser from the Whitehall Group of the shares covered by the Registration Statement and (c) to notify the Company of any sale of Registrable Securities by Whitehall.

          9.   Suspension of Registration Requirement.

               (a) The Company shall promptly notify Whitehall of, and confirm in writing, the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose. The Company shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment.

               (b) Notwithstanding anything to the contrary set forth in this Agreement, the Company's obligation under this Agreement to file a Registration Statement and cause any filings with any state securities commission to be made and to use its best efforts to cause a Registration Statement or any such state securities commission filings to become effective or to amend or supplement a Registration Statement shall be suspended in the event and during such period pending negotiations relating to, or consummation of, a transaction or the occurrence of an event that would require additional disclosure of material information by the Company in the Registration Statement or such filing, as to which the Company has a bona fide business purpose for preserving confidentiality or which renders the Company unable to comply with SEC requirements (such circumstances being hereinafter referred to as a "Suspension Event") that would make it impractical or inadvisable to cause the Registration Statement or such filings to be made or to become effective or to amend or supplement the Registration Statement, but such suspension shall continue only for so long as such event or its effect is continuing but in no event will the total number of days of suspension exceed 90 days in any twelve-month period (the period of any suspension, a "Suspension Period"). The Company shall promptly notify Whitehall in writing of the existence of any Suspension Event.

         10. Black-Out-Period. Subject to the last sentence of this Section 10, following the effectiveness of any Registration Statement and the filings with any state securities commissions, Whitehall agrees it will not effect any sales of the Registrable Shares pursuant to the Registration Statement or any such filings at any time after it has received notice (the "Suspension Notice") from the Company to suspend sales (a) as a result of the occurrence or existence of any Suspension Event or an offering of the Company's securities, whether or not made pursuant to a registration statement filed with the SEC, or (b) so that the Company may correct or update the Registration Statement or such filing pursuant to Sections 2(c) or 2(d) (each, a "Black-out Event"). Whitehall may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement or such filings following further notice to such effect from the Company, which notice shall be given by the Company as soon as practicable but in no event later than five (5) business days after the conclusion of any such Black-out Event. The foregoing notwithstanding, in no event shall Whitehall, during any twelve-month period, be blacked out from selling Registrable Shares pursuant to a Registration Statement for a period that exceeds the shorter of (i) the number of days remaining in the Suspension Period for such twelve-month period and (ii) the shortest black-out period for any other Person who has received registration rights from the Company.

          11. Additional Shares. The Company, at its option, may register, under the Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued shares of Common Stock or any shares of Common Stock owned by any other shareholder or shareholders of the Company.

          12. Contribution. If the indemnification provided for in Section 7 is unavailable to an indemnified party with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the indemnified party harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and Whitehall, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of Whitehall, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by Whitehall and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the obligation of any indemnifying party to contribute under this Section 12 exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 7 hereof had been available under the circumstances.

         The Company and Whitehall agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.

         No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall ben entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

         13. No Other Obligation to Register. Except as otherwise expressly provided in this Agreement, the Company shall have no obligation to Whitehall to register the Registrable Securities.

         14. Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented without the joint prior written consent of the Company and Whitehall.

         15. Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile, registered or certified mail (return receipt requested), postage prepaid or courier or overnight delivery service to the Company at the following addresses and to Whitehall at the address set forth on below, with a copy to Sullivan

& Cromwell, 125 Broad Street, New York, New York 10004, Attn: Anthony J. Colletta, Esq., Fax: (212) 558-3588, or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof, and further provided that in case of directions to amend the Registration Statement pursuant to Section 2(b), such notice must be confirmed in writing by overnight express delivery with confirmation of receipt:

     If to the Company to:   TriNet Corporate Realty Trust, Inc.
                             Four Embarcadero Center
                             Suite 3150
                             San Francisco, CA 94111
                             Attn:  General Counsel
                             Fax:  (415) 391-6259

     With a copy to:         Day, Berry & Howard
                             260 Franklin Street
                             Boston, MA 02110-3179
                             Attn:  Colin H. Buckley, Esq.
                             Fax:  (617) 345-1745

                             and

                             Goodwin, Procter & Hoar LLP
                             Exchange Place
                             Boston, MA 02109
                             Attn:  David W. Watson, P.C.
                             Fax:  (617) 523-1231

     If to Whitehall:        Whitehall Street Real Estate Limited Partnership IX
                             85 Broad Street, 19th Floor
                             New York, New York 10004
                             Attn:  Chief Financial Officer
                             Fax:  (212) 357-5505

In addition to the manner of notice permitted above, notices given pursuant to Sections 2, 9 and 10 hereof may be effected telephonically and confirmed in writing thereafter in the manner described above.

         16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, Whitehall and any other member of the Whitehall Group, including any transferee of the Registrable Shares who does not purchase the shares covered by the Registration Statement from the Whitehall Group.

         17. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within said State.

         19. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

         20. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be the complete statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth herein, with respect to such subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, this Registration Rights Agreement is executed as of the date first written above.


                                 TRINET CORPORATE REALTY TRUST, INC.


                                 By:      /s/ Elisa F. DiTommaso
                                    -----------------------------------------
                                    Name:  Elisa F. DiTommaso
                                    Title: Senior Vice President, Finance



                                 WHITEHALL STREET REAL ESTATE LIMITED
                                 PARTNERSHIP IX


                                 By:   WH Advisors, L.L.C. IX, General Partner

                                 By:  Whitehall IX/X, Inc., Managing Member


                                 By:      /s/ Alan S. Kava
                                    -----------------------------------------
                                    Name:  Alan S. Kava
                                    Title:  Vice President

                                                                       Exhibit 5


             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]





                                                                     FILE NUMBER
                                                                          877721


                                                   March 21, 2000

Starwood Financial Inc.
27th Floor
1114 Avenue of the Americas
New York, New York 10036

            Re:   Starwood Financial Inc.:  Registration
                  Statement on Form S-3
                  --------------------------------------

Ladies and Gentlemen:

         We have served as Maryland counsel to Starwood Financial Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 66,295,152 shares (the "Shares") of common stock, $.001 par value per share, of the Company ("Common Stock") covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed on or about the date hereof with the Shares and Exchange Commission (the "Commission") under the Shares Act of 1933, as amended (the "1933 Act"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

         6,113,165 of the Shares (the "Warrant Shares") are issuable upon the exercise of warrants (the "Warrants"), converted in the Incorporation Merger (as defined below) from warrants to purchase Class A Shares of Beneficial Interest, par value $1.00 per share (the "Trust Shares"), of Starwood Financial Trust, a Maryland real estate investment trust ("Starwood Trust"), into warrants to purchase Common Stock of the Company pursuant to the Purchase Agreement (as defined below). 350,746 of the Shares (the "Whitehall Shares") are issuable in exchange for interests in W/9 TriNet Poydras, LLC pursuant to the Amended and Restated Operating Agreement of W/9 TriNet Poydras, LLC between TriNet Corporate Realty Trust, Inc., a Maryland corporation ("TriNet"), W9/Reit Holdings Two, Inc., Stone Street W9/TriNet Corp., Stone Street Real Estate Fund 1998, L.P. and Bridge Street Real Estate Fund 1998, L.P. (the "Operating Agreement"), which Operating Agreement was assumed by the Company in connection with the Merger (as defined below). 2,453,868 of the Shares (the "Option Shares") are issuable by the Company upon the exercise of options ("Starwood Options") to purchase shares of Common Stock that were converted in the Incorporation Merger from options granted by Starwood Trust (the "Trust Options") to purchase Trust Shares. 3,991,950 of the Shares (the "Advisor Shares") were issued by the Company in connection with the Advisor Merger (as defined below). 53,385,423 of the Shares (the "Incorporation Shares") were converted in the Incorporation Merger (as defined below) from issued and outstanding Trust Shares or Class B Shares of Beneficial Interest, par value $1.00 per share (the "Trust Class B Shares").

Starwood Financial Inc.
March 21, 2000
Page 2


         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

1.   The Registration Statement;

2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT"), including Articles of Merger relating to the merger (the "Incorporation Merger") of Starwood Trust with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of June 15, 1999, as amended (the "Incorporation Agreement"), by and between the Company, Starwood Trust and, to the extent described on the signature page thereto, TriNet;

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company (the "Resolutions"), certified as of the date hereof by an officer of the Company;

6. Articles of Merger relating to the merger (the "Merger") of ST Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of the Company ("ST"), with and into TriNet, pursuant to the Agreement and Plan of Merger, dated as of June 15, 1999, as amended (the "Merger Agreement"), by and between Starwood Trust, TriNet and ST;

7. The Merger Agreement, certified as of the date hereof by an officer of the Company;

8. The Securities Purchase Agreement (the "Purchase Agreement"), dated as of December 15, 1998, between Starwood Trust, LF Mortgage REIT, a Maryland real estate investment trust, Lazard Freres Real Estate Fund II L.P., a Delaware limited partnership, and Lazard Freres Real Estate Offshore Fund II L.P., a Delaware limited partnership, certified as of the date hereof by an officer of the Company;

9. The Agreement and Plan of Merger (the "Advisor Agreement"), dated as of June 15, 1999, among Starwood Trust, SA Merger Sub, Inc., a Delaware corporation ("New Starwood Sub"), STW Holdings 1, Inc., a Delaware corporation (the "Advisor"), Starwood Capital Group, LLC, a Connecticut limited liability company, each of the individual stockholders described on the signature pages thereto and, to the extent described therein, TriNet, pursuant to which New Starwood Sub merged with into the Advisor (the "Advisor Merger"), certified as of the date hereof by an officer of the Company;

10. The Incorporation Agreement, certified as of the date hereof by an officer of the Company;

11. A certificate executed by an officer of the Company, dated the date hereof; and

Starwood Financial Inc.
March 21, 2000
Page 3


12. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

     In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. Any Documents submitted to us as originals are authentic. The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue and the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.

6. The Incorporation Merger was effected in accordance with the Incorporation Agreement and Maryland law.

7. The Advisor Merger was effected in accordance with the Advisor Agreement and Delaware law.

8. The Merger was effected in accordance with the Merger Agreement and Maryland law.

9. Each Trust Option, Trust Share, Trust Class B Share and Warrant converted into or exercisable for Shares was duly authorized, validly issued, fully paid and non-assessable at the time of issuance and immediately prior to the effective time of the Incorporation Merger and each Starwood Option and Warrant will be exercised in accordance with its terms, as modified by the Incorporation Agreement, at the time of any exercise of such Starwood Options or Warrants into Shares. Immediately prior to the effective time of the Incorporation

Starwood Financial Inc.
March 21, 2000
Page 4


     Merger, the Warrants were exercisable for 6,113,165 Trust Shares and the Trust Options were exercisable for 2,453,868 Trust Shares under the Starwood Financial Trust 1996 Long-Term Incentive Plan (as amended by the Incorporation Agreement, the "Plan").

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Warrant Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor in accordance with the Charter, the Resolutions and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

3. The Whitehall Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor in accordance with the Charter, the Resolutions and the Operating Agreement, will be validly issued, fully paid and nonassessable.

4. The Option Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor in accordance with the Charter, the Resolutions and the Plan, will be validly issued, fully paid and nonassessable.

5. The Advisor Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable.

6. The Incorporation Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (except Mayer, Brown & Platt, counsel to the Company, in connection with any opinion rendered by it on the date hereof relating to the Shares) without, in each instance, our prior written consent.

Starwood Financial Inc.
March 21, 2000
Page 5


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP

                                                                       Exhibit 8


                         [LETTERHEAD OF MAYER, BROWN & PLATT]




                                                  March 21, 2000


Starwood Financial Inc.
1114 Avenue of the Americas
27th Floor
New York, New York  10036

     Re: Status as a Real Estate Investment Trust; Information in the Registration Statement under "FEDERAL INCOME TAX CONSEQUENCES"
          --------------------------------------------------------------

Ladies and Gentlemen:

     In connection with the offering of Registered Securities1/ of Starwood Financial Inc., a corporation organized under the laws of the State of Maryland (the "Company"), pursuant to the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), you have requested our opinions concerning (i) the qualification of the Company as a real estate investment trust ("REIT") for Federal income tax purposes; and (ii) the information in the Registration Statement under the heading "FEDERAL INCOME TAX CONSEQUENCES."

     In formulating our opinions, we have reviewed and relied upon (i) the Company's Amended and Restated Charter, as amended through November 3, 1999; and
(ii) such other documents as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth in this letter (collectively, the "Organizational and Other Documents"). We have also reviewed and relied upon the statements set forth in the Registration Statement and such provisions of law as we have deemed necessary or appropriate with respect to the opinions expressed herein. In addition, we have relied upon (u) certain representations made by the Company as to certain factual matters relating to the Company's organization, its actual and proposed method of operation, and the number, composition and nature of its shareholders, as set forth in an Officer's Certificate dated the date hereof; (v) certain representations made by the Company concerning the issuance and sale by the Company of stock and the subsequent purchase and disposition by the Company of certain investments it intended to hold temporarily, as set forth in the Officer's Certificate dated the date hereof (together with the Officer's Certificate in clause (u) above, the "Officer's Certificates"); (w) the most recent periodic portfolio summary (the "Portfolio Summary"), dated January 31, 2000, which has been represented by the Company to us to be a complete and accurate summary of all Company assets (other than cash and interest receivables with respect to those assets, real estate owned by the Company that is subject to one or more leases, loan #1019 referred to as Denver Place in the periodic portfolio summary, dated January 31, 2000, which has been reduced by a principal amount of $25,000,000 as a result of a payment received from the borrower, the Company's limited partnership investment in Oly Hightop Parent, L.P., a Delaware limited partnership, pursuant to the Fourth Amended and Restated Limited Partnership Agreement of Oly Hightop Parent, L.P., dated as of February 29, 2000, and the Company's loan to City Place-Largo, L.L.C. pursuant to the Loan and Security Agreement, dated as of February 29, 2000, among City Place-Largo, L.L.C. as

--------------------------------
1/ Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

Starwood Financial Inc.
March 21, 2000
Page 2



borrower, Retail Developers, L.L.C. and Retail Development Investors, L.L.C. as certain of the pledgors, and SFT I, Inc. as lender) as of the date hereof; (x) the Closing Agreement, dated as of March 10, 1998, between Angeles Participating Mortgage Trust (the predecessor to the Company) and the Internal Revenue Service that provides that Angeles Participating Mortgage Trust is eligible to make an election under Section 856(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code), to be taxed as a REIT for its taxable year beginning January 1, 1998 and correspondence submitted to the Internal Revenue Service and to us in connection therewith; (y) the opinion of Rogers & Wells, LLP, dated November 4, 1999, that the Company's proposed method of operation from and after the earlier of the date of the merger of Starwood Financial Trust with and into the Company (the "Incorporation Merger") and the merger (the "TriNet Merger") of a newly formed subsidiary of the Company with and into TriNet Corporate Realty Trust, Inc. ("TriNet"), taking into account the effects of the Incorporation Merger and the TriNet Merger, will enable the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code; and (z) the opinion of Price Waterhouse LLP, dated March 13, 1998, concerning the Company's eligibility to be treated as a REIT for its taxable year beginning January 1, 1998.

     We note that the opinion of Rogers & Wells, LLP relies on, among other items, the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, dated November 4, 1999, regarding the qualification and taxation of TriNet as a REIT through the Effective Time (as defined in the Agreement and Plan of Merger and Interest Contribution Agreement, dated as of June 15, 1999 and as amended as of September 15, 1999, by and among Starwood Financial Trust, SA Merger Sub, Inc., SFW Holdings I, Inc., Starwood Capital Group, LLC, and TriNet Corporate Realty Trust, Inc.) of the TriNet Merger and the treatment of TriNet's subsidiary entities as partnerships or disregarded entities under the Code. We have received the consent of Rogers & Wells, LLP to rely on its opinion, and have assumed that the opinion of Paul, Weiss, Rifkind, Wharton & Garrison and the other bases for the Rogers & Wells, LLP opinion remain in effect as of the date such opinion was rendered. For purposes of our opinions, we have not examined any of TriNet's operations or activities prior to the TriNet Merger or reviewed any assets acquired by the Company pursuant to the TriNet Merger.

     For purposes of our opinions, with your consent, we have not made an independent investigation of the facts set forth in the Officer's Certificates, the Portfolio Summary, the Closing Agreement and aforementioned correspondence, the opinion of Price Waterhouse LLP, the opinion of Rogers & Wells, LLP, the Organizational and Other Documents, or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts. In rendering these opinions, we have also assumed that all terms and provisions of the Organizational and Other Documents will be complied with by all parties thereto and are enforceable under applicable law. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

     The opinions expressed herein are based on the Code, Treasury regulations promulgated thereunder, and interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions.

Starwood Financial Inc.
March 21, 2000
Page 3


     The opinions expressed herein are limited to the Federal laws of the United States. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

     1. The Company's existing legal organization and its actual and proposed method of operation, as described in the Registration Statement, as set forth in the Organizational and Other Documents and as represented by the Company, enable it to satisfy the requirements for qualification as a REIT under the Code.

     2. The statements in the Registration Statement under the heading "FEDERAL INCOME TAX CONSEQUENCES," insofar as such statements constitute matters of law or legal conclusions, have been reviewed by us and are correct in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement.



                                             Very truly yours,

                                             MAYER, BROWN & PLATT

                                                                    Exhibit 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 1999 relating to the financial statements and financial statement schedules, which appears in Starwood Financial Inc.'s (formerly Starwood Financial Trust) Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the references to us under the headings "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, NY
March 16, 2000